
                                       HALLIBURTON COMPANY
                                Supplemental Financial Statements
                                              Index

                                                                                                      Page No.

      Management's Discussion and Analysis of Financial Condition and Results of Operations               3-15

                             Supplemental Annual Financial Statements
                                            (Audited)


Report of Independent Public Accountants                                                                    16
Supplemental Annual Consolidated Financial Statements
      Statements of Income for the years ended December 31, 1997, 1996 and 1995                             17
      Balance Sheets at December 31, 1997 and 1996                                                          18
      Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995                         19
      Statements of Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995            20-21
      Notes to Financial Statements (List of Notes on Page 2)                                            22-43
Supplemental Selected Financial Data                                                                     44-46
Supplemental Quarterly Data and Market Price Information for the years ended December 31,
  1997 and 1996 (Unaudited)                                                                                 47

                           Supplemental Quarterly Financial Statements
                                           (Unaudited)

Supplemental Quarterly Condensed Consolidated Financial Statements
      Statements of Income for the three and six months ended June 30, 1998 and 1997                        48
      Balance Sheets at June 30, 1998 and December 31, 1997                                                 49
      Statements of Cash Flows for the six months ended June 30, 1998 and 1997                              50
      Notes to Financial Statements (List of Notes on Page 2)                                            51-54

                                     Financial Data Schedules

Financial  data  schedules  (included  only in the  copy of  this  report  filed electronically with the Commission) for the following periods:
         Twelve months ended December 31, 1995
         Three, six, nine, and twelve months ended December 31, 1996
         Three, six, nine,  and twelve  months ended  December 31, 1997
         Three and six months ended June 30, 1998



                                                  HALLIBURTON COMPANY


                             List Of Notes To Supplemental Annual Consolidated
                                            Financial Statements
                                                 (Audited)

            NOTE                                                                           Page No.

              1.    Significant accounting policies                                               22
              2.    Acquisitions and dispositions                                                 24
              3.    Business segment information                                                  26
              4.    Inventories                                                                   28
              5.    Related companies                                                             28
              6.    Lines of credit, notes payable and long-term debt                             29
              7.    Dresser financial information                                                 30
              8.    Commitments and contingencies                                                 31
              9.    Income per share                                                              32
             10.    Property, plant and equipment                                                 33
             11.    Special charges                                                               33
             12.    Income taxes                                                                  34
             13.    Common stock                                                                  36
             14.    Series A junior participating preferred stock                                 38
             15.    Financial instruments and risk management                                     38
             16.    Retirement plans                                                              39
             17.    Discontinued operations                                                       42

                       List Of Notes To Supplemental Quarterly Condensed Consolidated
                                            Financial Statements
                                                (Unaudited)

            NOTE                                                                            Page No.

              1.    Management representations                                                    51
              2.    Acquisitions and dispositions                                                 51
              3.    Business segment information                                                  52
              4.    Inventories                                                                   52
              5.    Related companies                                                             52
              6.    Long-term debt                                                                52
              7.    Dresser financial information                                                 53
              8.    Commitments and contingencies                                                 53
              9.    Income per share                                                              54
             10.    Comprehensive income                                                          54




                               HALLIBURTON COMPANY
Management's Discussion and Analysis of Financial Condition and Results of Operations

HALLIBURTON / DRESSER MERGER
         On September 29, 1998, the Merger between Halliburton and Dresser was completed. See Note 2 to the supplemental annual consolidated financial statements. Dresser is a diversified company with operations in three business segments: Petroleum Products and Services; Engineering Services; and Energy Equipment. Prior to the Merger, the Company operated in two business segments, the Energy Group and the Engineering and Construction Group. Following the Merger, the Company will be organized around three business segments: Energy Services Group; Engineering and Construction Group; and Dresser Equipment Group.
         After the Merger the Company's operations cover a broad spectrum of energy services, engineering, construction and maintenance services, and energy equipment. The Energy Services Group now includes the operations of the Company's Energy Group and Dresser's Petroleum Products and Services. The new Energy Services Group will combine Halliburton's strengths in pressure pumping, cementing, production enhancement, and completion products and services with Dresser's strengths in drilling services, drilling fluids, drill bits, and completion activities. The Energy Services Group also provides upstream oil and gas engineering, construction and maintenance services, information systems and professional services along with the integration of products, services, and technologies to offer integrated solutions for the development of oil and gas fields, specialty pipecoating and insulation services, and underwater engineering services including remotely operated vehicles and non-bonded flexible pipe.
         Dresser's Engineering Services becomes a part of the Engineering and Construction Group. The new Engineering and Construction Group will combine Brown & Root's expertise in civil infrastructure projects, chemical plants, refineries, pulp and paper mills and petrochemical plants complemented with M.W. Kellogg's expertise in technology, engineering, design expertise and construction in oil and gas production projects, liquefied natural gas (LNG) projects, olefins, refinery projects and fertilizer plants.
         Dresser's Energy Equipment segment continues as Dresser Equipment Group. Dresser Equipment Group encompasses the operating divisions that design, manufacture, and market highly engineered products and systems used by the energy industry to complete the process of finding, extracting, processing, and delivering petroleum and its related products.
         Under the Merger agreement each outstanding share of Dresser common stock was exchanged for Halliburton common stock at a one-for-one exchange ratio. The Merger qualified as a tax-free exchange to Dresser's shareholders for U.S. federal income tax purposes and has been accounted for using the pooling of interests method of accounting for business combinations. Accordingly, all prior period results of operations, financial condition and liquidity have been restated to include Dresser as though it had always been a part of the Company. Beginning in 1998, Dresser's year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis.

BUSINESS ENVIRONMENT
         The Company operates in over 100 countries around the world to provide a variety of energy services, energy equipment and engineering and construction services to energy, industrial and governmental customers. The industries served by the Company are highly competitive with many substantial competitors. Operations in some countries may be affected by unsettled political conditions, expropriation or other governmental actions, exchange controls and currency devaluations. The Company believes the geographic diversification of its business activities reduces the risk that loss of its operations in any one country would be material to its consolidated results of operations.
         The majority of the Company's revenues are derived from the sale of services and products, including construction activities, to the energy industry. The Company offers a comprehensive range of integrated and discrete services and products as well as project management for oil and natural gas activities throughout the world. The decline in oil prices in the first half of 1998 caused a decrease in the worldwide average rotary drilling rig count and hesitation on the part of some customers of the Company to commit to longer-term projects. In response to potentially weakening markets in some areas of the world, the Company is implementing plans to reduce the number of employees in those geographic areas where activity levels are lower than anticipated at the beginning of 1998, to scale back discretionary spending on capital expenditures and to curtail discretionary travel and other expenses. The Company will also reduce its workforce and rationalize assets to eliminate duplicate resources in connection with the Merger.

         According to the International Monetary Fund, the global economic growth rate for 1998 is projected to be lower than 1997 due to the effects of financial difficulties in several countries. Through the first half of 1998, the Asian economies have continued to struggle and Russian financial problems have unsettled many industries. In addition, depressed oil prices have slowed the economies of many developing countries. Oil and gas prices, global and regional economic growth rates and the resulting demand for products created from hydrocarbons affect the spending decisions of the Company's customers. Despite the current economic uncertainties, over the long-term the Company believes steadily rising population and greater industrialization efforts will continue to propel global growth, particularly in developing nations. These factors will also cause increasing demand for oil and natural gas to supply growing needs for refined products, petrochemicals, fertilizers, and power.
         Energy Services Group. In 1997, the oilfield services industry experienced a year of exceptional growth with customers worldwide expanding their petroleum exploration, development and production activities. This increase was in response to a combination of factors including relatively higher crude oil and natural gas prices early in 1997, an expectation by customers of continued improvement in the long-term demand for petroleum and the availability of investment opportunities with good economic potential. In 1997, predictions of 1998 worldwide oil and gas exploration and production activities indicated spending was to grow by 10.9%. This outlook was based on West Texas Intermediate crude oil prices of $19.23/bbl and United States gas prices of $2.19/mcf. These predictions have since proved to be overly optimistic. Crude oil and natural gas price declines beginning late in 1997 and continuing through the first half of 1998 have affected the short-term activities for the oilfield services industry by reducing or delaying customer spending and increasing discounting of prices. However, the Company believes its customers will continue to seek opportunities to lower the overall cost of exploring, developing and enhancing the recovery of hydrocarbons through increased utilization of integrated solutions, partnering and alliance arrangements as well as the application of new technology.
         The rate of growth experienced by the oilfield services industry in 1997 will not be repeated in 1998. However, the Company believes that long-term hydrocarbon supply and demand fundamentals will eventually counterbalance short-term spending delays. The Company believes the long-term outlook for the oilfield services industry is positive due to expected growth in world demand for energy combined with production declines in existing oil and gas reserves. The Company believes that it has good opportunities to expand its revenues and profit through greater participation in larger projects that allow it to utilize its project management and integrated services capabilities.
         Engineering and Construction Group. Engineering and construction industry marketing reports in late 1997 indicated that global demand for engineering and construction services during 1998 might be less robust than during 1997 due in part to uncertainty in the Asia Pacific region. However, the Company expects to see demand for such services increase over time. The Company believes the keys to increasing its revenues and improving profit margins in slower growing markets will be its ability to partner with other service and equipment suppliers and customers on larger projects, acceptance of more project success risk through gain sharing or fixed price contracts, broadening its core competencies, acquiring and fully utilizing proprietary technology and managing costs. The Group's improved operating results in 1997 were the result of focusing on these key factors. During 1997, the Engineering and Construction Group reexamined its core competencies and decided to exit certain lines of business that do not offer sufficient opportunity to achieve the Company's profit objectives. This refocusing prompted the divestiture of the environmental services business unit at the end of 1997 and a decision to exit certain highway and paving activities over time. The Group will now focus on key markets in the LNG, fertilizer, petroleum, chemical and forest products industries in the United States and international locations. The Company also sees an expanding market for its government services capabilities in the United States and the United Kingdom as governmental agencies, including local government units, continue to expand their use of outsourcing to improve service levels and manage costs.
         Dresser Equipment Group. The Dresser Energy Group's markets are determined by activity levels within the energy industry. Oil and gas pricing is the primary determinant in market activity and size. Although not directly linked to these prices the resultant cash flow will provide funding for process plant construction, pipeline construction, LNG development, gas transmission and power generation. These activities are the major markets for the products and services within the Dresser Energy Group. These markets will, in some cases, lag the upstream activities.

RESULTS OF OPERATIONS - 1997 COMPARED TO 1996 AND 1995


REVENUES
Millions of dollars                                          1997            1996            1995
-----------------------------------------------------------------------------------------------------
Energy Services Group                                     $ 8,504.7        $ 6,515.4      $  5,307.7
Engineering and Construction Group                          4,992.8          4,720.7         3,736.5
Dresser Equipment Group                                     2,779.0          2,710.5         2,467.4
-----------------------------------------------------------------------------------------------------
Total revenues                                            $16,276.5        $13,946.6       $11,511.6
-----------------------------------------------------------------------------------------------------

         Revenues for 1997 were $16,276.5 million, an increase of 17% over 1996 revenues of $13,946.6 million and an increase of 41% over 1995 revenues of $11,511.6 million. Approximately 62% of the Company's consolidated revenues were derived from international activities in 1997 compared with 59% in 1996 and 58% in 1995.
         Energy Services Group revenues were $8,504.7 million for 1997, an increase of 31% over 1996 revenues of $6,515.4 million and an increase of 60% over 1995 revenues of $5,307.7 million. The Energy Services Group's increase in revenues outpaced the 15% increase in the worldwide average rotary rig count for 1997 compared to 1996 and the 23% increase in the worldwide average rotary rig count for 1997 compared to 1995. Approximately two-thirds of the Energy Services Group's revenues were derived from international activities each year in 1997, 1996 and 1995.
       Engineering and Construction Group revenues were $4,992.8 million for 1997, an increase of 6% from 1996 revenues of $4,720.7 million and an increase of 34% over 1995 revenues of $3,736.5 million. The increase in revenues reflects LNG activities and oil recovery work in Africa, fertilizer activities in Latin America along with the completion of several large projects. This increase in revenues was aided by the consolidation of Devonport Management Limited revenues as a result of the Company's increased ownership percentage in that subsidiary. See Note 2 to the supplemental annual consolidated financial statements for additional information. Lower levels of activity under service contracts with the U.S. Department of Defense to provide technical and logistical support for military peacekeeping operations in Bosnia resulted in revenue reductions of approximately $294 million in 1997 compared to 1996.
         Dresser Equipment Group revenues were $2,779.0 million in 1997, an increase of 3% over 1996 revenues of $2,710.5 million, and an increase of 13% over 1995 revenues of $2,467.4 million. Most of the increase in 1997 compared to 1996 came from the compressor joint venture with Ingersol-Rand and the measurement product lines. In 1996 each of the Dresser Equipment Group's product lines generated higher revenues compared to 1995. In addition, 1996 included a full year's revenue of Grove S.p.A., which was acquired in June 1995.


OPERATING INCOME
Millions of dollars                                                     1997            1996             1995
-----------------------------------------------------------------------------------------------------------------
Energy Services Group                                              $   1,019.4      $   698.0       $     544.5
Engineering and Construction Group                                       219.0          134.0              96.6
Dresser Equipment Group                                                  248.3          229.3             200.7
General corporate                                                        (71.8)         (72.3)            (70.8)
-----------------------------------------------------------------------------------------------------------------
Operating income before special charges                                1,414.9          989.0             771.0
Loss on sale of SubSea assets                                             (9.7)           -                 -
Merger costs associated with NUMAR acquisition                            (8.6)           -                 -
Gain on extension of Bredero-Shaw joint venture agreement                 41.7            -                 -
Restructuring charges applicable to Dresser-Rand and
   Ingersoll-Dresser Pump joint ventures                                 (18.0)           -                 -
Write-down of assets with impaired values and
  early retirement incentives                                            (21.6)           -                 -
Landmark write-off of acquired in-process research
  and development                                                          -            (11.3)             (3.7)
Merger costs associated with Landmark acquisition                          -            (12.4)              -
Realignment of products and service lines and support services             -            (61.2)              -
Landmark restructuring and merger costs                                    -             (0.9)             (4.7)
-----------------------------------------------------------------------------------------------------------------
Operating income                                                   $   1,398.7      $   903.2       $     762.6
-----------------------------------------------------------------------------------------------------------------

         Operating income was $1,398.7 million for 1997 compared to $903.2 million for 1996 and $762.6 million for 1995. Excluding special charges of $16.2 million, $85.8 million and $8.4 million during 1997, 1996 and 1995, respectively, operating income for 1997 increased by 43% over 1996 and by 84% over 1995 as shown in the preceding table. See Note 11 to the supplemental annual consolidated financial statements for additional information on the special charges.
         Excluding special charges noted above, approximately 59% of the Company's consolidated operating income was derived from international activities in 1997 compared to 67% for 1996 and 66% for 1995. Consolidated international operating margins before special charges were 8.3% in 1997, 8.1% in 1996 and 7.8% for 1995.
         Energy Services Group operating income in 1997 was $1,019.4 million, an increase of 46% over 1996 operating income of $698.0 million and an increase of 87% over 1995 operating income of $544.5 million. Operating margins were 12.0% in 1997 compared with 10.7% in 1996 and 10.3% in 1995. Approximately 59%, 63% and 65% of the Energy Services Group's operating income was derived from international activities for 1997, 1996 and 1995, respectively. Operating income in 1997 for the group's largest business unit, Halliburton Energy Services, increased substantially due primarily to increased activity levels and increased prices charged to customers for pressure pumping services in North America. Operating income for drilling fluids increased in 1997 over 1996 and 1995 due to market share gains and to the growth of higher quality wells being drilled, particularly in the Gulf of Mexico. Operating income growth for Halliburton Energy Services in 1996 over 1995 was due primarily to substantially increased services provided in North America and Europe and, to a lesser degree, increases in Latin America and the Middle East. Energy Services Group results for 1996 include $35 million of gain sharing revenue on the group's second largest business unit, Brown & Root Energy Services, portion of the cost savings realized on the BP Andrew alliance. The alliance completed the project seven months ahead of the scheduled production of oil and achieved a $125 million savings compared with the targeted cost. The effect of the gain sharing was offset by a $20.7 million reduction in operating income due to lower activity levels in 1996 compared to 1995 by Brown & Root Energy Services' 50% owned joint venture, European Marine Contractors, Limited. Operating income from pipecoating activities were substantially improved in 1997 compared to 1996 due to higher activity levels in the Far East, Middle East and the United States. Increased operating income for pipecoating activities in 1996 compared to 1995 was primarily from a large contract in the North Sea awarded in the latter part of 1995 coupled with increased activity in the United States markets as the result of an acquisition in 1995.
         Engineering and Construction Group operating income for 1997 of $219 million increased 63% over 1996 and 127% over 1995. Operating margins were 4.4% for 1997, 2.8% for 1996, and 2.6% for 1995. Improvement in operating income in

1997 over 1996 was realized through overhead reductions, a focus on higher margin business lines and the consolidation of Devonport Management Limited as a result of the Company's increased ownership percentage in that subsidiary. See
Note 2 to the supplemental annual consolidated financial statements. The 1997 operating income improvements over 1996 were aided by LNG activities and oil recovery work in Africa together with fertilizer activities in Latin America. Higher activity levels on projects in the United Kingdom, Uzbekistan, Africa and the United States and increased operating income from support services in Bosnia also contributed to 1996 operating income improvements over 1995. This increase in 1996 operating income compared to 1995 was partially offset by a $17.1 million charge for the impairment of the Engineering and Construction Group's investment in the Dulles Greenway toll road extension project.
         Dresser Equipment Group operating income in 1997 was $248.3 million for an increase of 8% over 1996 operating income of $229.3 million. Operating income for 1997 increased 24% over 1995 operating income of $200.7 million. The increased operating income in 1997 compared to 1996 was primarily attributable to the Ingersoll-Dresser Pump joint venture (profit improvement initiatives started in prior years); Wayne fuel dispensing systems (introduction of new technologies) and Energy Valve (improved margins and product mix). The improved results in 1996 compared to 1995 were driven by results from Dresser-Rand and Ingersoll-Dresser Pump (improved margins and cost control initiatives) and higher earnings from flow control products (higher revenues and a full year of earnings from Grove S.p.A.). These gains were partially offset by lower earnings from Wayne fuel dispensing systems caused by pricing pressure and increased software development costs.
         General corporate expenses for 1997 have increased at a substantially slower rate than overall growth in consolidated revenues, and as a percent of revenues, have declined to 0.4% in 1997 from 0.5% in 1996 and 0.6% in 1995.

NONOPERATING ITEMS
         Interest expense was $111.3 million for 1997 compared to $84.6 million in 1996 and $94.5 million in 1995. The increase in 1997 over 1996 is due to the issuance of debt under the Company's medium-term note program in 1997 and a full year's interest on $300.0 million of long-term debentures issued in August 1996 at a higher interest rate than the previous short-term debt. The decrease in 1996 as compared to 1995 was due to the redemption of the Company's $390.7 million of zero coupon convertible subordinated debentures in September 1995 and the redemption of its $42 million term loan in December 1995.
         Interest income decreased to $21.9 million for 1997 from $26.9 million in 1996 and $53.6 million in 1995. The decrease for 1996 compared to 1995 is due to lower amounts of invested cash resulting from debt redeemed during 1995.
         Foreign currency gains (losses) netted to a loss of $0.7 million in 1997 compared to a $19.1 million loss in 1996 and a $0.2 million gain in 1995. The 1996 losses were primarily due to devaluations of the Venezuelan bolivar and costs of hedging foreign exchange exposures of an Italian subsidiary.
         Provision for income taxes was higher in 1997 than in 1996 and 1995 due in part to improved earnings. The effective income tax rate was 37.4% in 1997, compared with 29.9% in 1996 and 33.8% in 1995. The lower effective income tax rate and provision for 1996 are due to credits of $43.7 million recorded during the third quarter of 1996 to recognize certain net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service. Excluding the tax benefits recorded in 1996, the effective income tax rate for 1996 was 35.2%. See Note 11 to the supplemental annual consolidated financial statements.
         Minority interest in net income of consolidated subsidiaries increased to $49.3 million in 1997 as compared to $24.7 million in 1996 and $20.7 million in 1995. The increase in 1997 is due primarily to the Company's ownership interests in Dresser-Rand and Devonport Management Limited, which increased from approximately 30% to 51% during March 1997.
         Income from continuing operations for 1997, 1996 and 1995 of $772.4 million, $557.9 million and $462.3 million, respectively, resulted in diluted income per share from continuing operations of $1.77, $1.29 and $1.07, respectively.
         Discontinued operations in 1995 consists of the Company's Insurance Services Group. The Company declared a dividend on December 26, 1995 and subsequently distributed its property and casualty insurance subsidiary, Highlands Insurance Group, Inc. (HIGI), to its shareholders in a tax-free spin-off on January 23, 1996. The operations of the Insurance Services Group have been classified as discontinued operations. During 1995, HIGI increased its reserves for claim losses and related expenses and provisions for certain legal matters which together with certain other provisions associated with the

Company's complete exit from the insurance industry resulted in a $67.2 million charge against net earnings. See Note 17 to the supplemental annual consolidated financial statements.
         Cumulative effect of accounting change in 1995 reflects the effect of adopting Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits. The Company recorded a charge of $16.0 million (net of tax of $9.0 million) or $0.04 per share in the first quarter of 1995 for the cumulative effect of changing its postemployment benefits as required by the standard. See Note 1 to the supplemental annual consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES
         The Company ended 1997 with cash and equivalents of $384.1 million compared with $446.0 million in 1996 and $488.3 million in 1995.
         Cash flows from operating activities were $833.1 million for 1997 compared to $864.2 million and $1,094.6 million for 1996 and 1995, respectively. In 1997, the primary use of cash for operating activities was to fund increased working capital requirements related to increased revenues.
         Cash flows used in investing activities were $873.3 million for 1997 compared to $759.1 million used in 1996 and $837.0 million used in 1995. The majority of the increase in cash used for investing activities during 1997 is due to an increase in capital expenditures of 20% over 1996 and 49% over 1995. While increased capital expenditures during 1997 were due in part to investments in capital equipment and deployment of new technologies, increased capital expenditures also reflect certain strategic investments in oil and gas developments and in the Company's infrastructure. In 1997, the Company invested $97.8 million in oil and gas developments, with the most significant development being its 25% share of the Sangu gas field twenty-five miles offshore Bangladesh in the Bay of Bengal. The Company will consider similar investments during 1998 as the Company identifies opportunities that allow it to use its unique set of core competencies and which provide adequate returns. The Company also invested $49.5 million in an enterprise-wide information systems initiative. Cash used in investing activities in 1997 also includes the acquisition of OGC of approximately $118.3 million and Kinhill of approximately $34 million, and an interest in PES (International) Limited of approximately $33.6 million offset by the sale of the Company's environmental business for about $32.0 million. In 1996, investing activities included a $41.3 million expenditure for the Company's share of the purchase price of a subsidiary acquired by the Company's former 36% owned affiliate, M-I Drilling Fluids Company, L.L.C. Also in 1996, several other acquisitions were made which used $32.2 million of investing activities cash. Included within investing activities for 1995 are the following acquisitions: Grove S.p.A. for $162.7 million; Wellstream for $62.4 million; Subtec for $37.6 million; and North Sea Assets for $30.4 million.
         Cash flows from financing activities used $20.6 million for 1997 compared to $148.4 million and $721.4 million for 1996 and 1995, respectively. During 1997 cash was provided by proceeds from debt issued under the Company's medium-term note program of $300.0 million plus $3.2 million of other long-term borrowings and proceeds from the exercise of stock options of $71.5 million offset by payments on long-term debt of $17.7 million, net repayments on short-term borrowings of $85.8 million, payments to reacquire common stock of $44.1 million, and dividend payments of $250.3 million. Cash used for financing activities during 1996 consisted primarily of dividend payments of $239.6 million and payments to reacquire common stock of $235.2 million offset by proceeds from long-term borrowings of $295.6 million and proceeds from the exercise of stock options of $42.6 million. In 1995, the increased amount of cash used by financing activities was primarily due to the redemption of the Company's $390.7 million zero coupon convertible debentures and a $42.0 million term loan. The Company's combined short-term notes payable and long-term debt was 24%, 23% and 18% of total capitalization at the end of 1997, 1996 and 1995, respectively.
         The Company has the ability to borrow additional short-term and long-term funds if necessary. See Note 6 to the supplemental annual consolidated financial statements regarding the Company's various short-term lines of credit, notes payable and long-term debt.

RESULTS OF OPERATIONS - 1998 COMPARED TO 1997

Second Quarter of 1998 Compared with the Second Quarter of 1997

                                                               Second Quarter
REVENUES                                              -------------------------------     Increase
Millions of dollars                                         1998            1997         (decrease)
-----------------------------------------------------------------------------------------------------
Energy Services Group                                     $2,380.7        $2,119.9          $260.8
Engineering and Construction Group                         1,437.8         1,219.2           218.6
Dresser Equipment Group                                      766.7           663.3           103.4
-----------------------------------------------------------------------------------------------------
   Total revenues                                         $4,585.2        $4,002.4          $582.8
-----------------------------------------------------------------------------------------------------

         Consolidated revenues increased 15% to $4,585.2 million in the second quarter of 1998 compared with $4,002.4 million in the same quarter of the prior year.
         Energy Services Group revenues increased by 12% for the second quarter of 1998 over the same quarter of the prior year notwithstanding an 8% decrease in drilling activity as measured by the worldwide rotary rig count. Most of the increased revenues were from activities for pressure pumping, drilling fluids and drilling services, and upstream oil and gas engineering services.
         Engineering and Construction Group revenues were $1,437.8 million in the second quarter of 1998 compared to $1,219.2 million in the same quarter of the prior year. Revenues increased 18% due to major LNG projects in Asia and Africa, an enhanced oil recovery project in Africa and a major ethylene project in Singapore along with increased revenues in Asia/Pacific from Kinhill, which was acquired in the third quarter of 1997. Revenues were negatively impacted by the sale of the environmental services business in December 1997, lower activity in the pulp and paper industry, and lower activity levels in the Group's contract to provide technical and logistical support for military peacekeeping operations in Bosnia.
         Dresser Equipment Group revenues increased 16% to $766.7 million for the second quarter of 1998 as compared to $663.3 million for the second quarter of 1997. Most of the increase in revenues came from the compressor joint venture. The flow control product line also contributed to the increased revenues over the prior year quarter. The flow control increase is a result of increased demand for pipeline valve products.

                                                               Second Quarter
OPERATING INCOME                                       ------------------------------     Increase
Millions of dollars                                         1998            1997         (decrease)
-----------------------------------------------------------------------------------------------------
Energy Services Group                                      $304.4           $232.1         $  72.3
Engineering and Construction Group                           74.3             49.1            25.2
Dresser Equipment Group                                      76.7             57.7            19.0
General corporate                                           (19.3)           (17.3)           (2.0)
-----------------------------------------------------------------------------------------------------
  Total operating income                                   $436.1           $321.6          $114.5
-----------------------------------------------------------------------------------------------------

         Consolidated operating income increased 36% to $436.1 million in the second quarter of 1998 compared with $321.6 million in the same quarter of the prior year.
         Energy Services Group operating income increased 31% to $304.4 million in the second quarter of 1998 compared with $232.1 million in the same quarter of the prior year. The operating margin for the second quarter of 1998 was 12.8% compared to the prior year second quarter operating margin of 10.9%. Improved operating income was largely due to increased activities in pressure pumping, drilling fluids and drilling services, improved margins on sales of completion products, and upstream oil and gas engineering services in Europe and North America.
         Engineering and Construction Group operating income increased 51% to $74.3 million in the second quarter of 1998 compared to $49.1 million in the second quarter of the prior year. Operating margins were 5.2% in the second quarter of 1998 compared to 4.0% in the prior year second quarter. Included in second quarter operating income are improved results from construction and engineering services for the chemicals and refining lines of business. Second quarter operating income also benefited from a claim on a Middle Eastern construction project. Excluding this settlement, operating margins for the second quarter of 1998 for the Group were about 4.1%.
         Dresser Equipment Group operating income for the second quarter was $76.7 million, an increase of 33% over the prior year second quarter of $57.7 million. The benefits of the Dresser-Rand and Ingersoll-Dresser Pump restructuring initiatives begun in late 1997, along with the increase in revenues, contributed to improved results for these joint ventures. The flow control product service line showed higher operating income due to cost improvements, better product mix, and increased volume. Operating income from the measurement product line for the second quarter of 1998 is higher than the prior year quarter due to successful product introductions in the United States, Europe and South America. Improved earnings at flow control and measurement were offset by lower earnings within the power systems product line.

NONOPERATING ITEMS
         Interest expense increased to $31.7 million in the second quarter of 1998 compared to $26.7 million in the same quarter of the prior year due primarily to the Company's issuance of debt under the Company's medium-term note program in 1997 for working capital, capital expenditures and acquisitions.
         Interest income in the second quarter of 1998 increased to $7.2 million from $4.1 million in the second quarter of 1997 primarily due to higher levels of invested cash.
         The effective income tax rate decreased slightly to 37.5% for the second quarter of 1998 from 37.6% for the second quarter of 1997.
         Minority interest in net income of consolidated subsidiaries for the second quarter of 1998 increased to $13.0 million compared to $9.3 million for the second quarter of 1997 primarily driven by improvements from majority owned joint ventures in Dresser Equipment Group.
         Net income in the second quarter of 1998 increased 38% to $243.2 million, or $0.55 per diluted share, compared with $176.7 million, or $0.41 per diluted share, in the same quarter of the prior year.

First Six Months of 1998 Compared with the First Six Months of 1997

                                                                 Six Months
REVENUES                                                ------------------------------    Increase
Millions of dollars                                         1998            1997         (decrease)
-----------------------------------------------------------------------------------------------------
Energy Services Group                                     $4,665.5        $3,859.9        $   805.6
Engineering and Construction Group                         2,785.1         2,453.6            331.5
Dresser Equipment Group                                    1,389.4         1,290.9             98.5
-----------------------------------------------------------------------------------------------------
  Total revenues                                          $8,840.0        $7,604.4         $1,235.6
-----------------------------------------------------------------------------------------------------

         Consolidated revenues increased 16% to $8,840.0 million in the first six months of 1998 compared with $7,604.4 million in the same period of the prior year.
         Energy Services Group revenues increased 21% for the first six months of 1998 over the same period of the prior year compared with a 1% increase in drilling activity as measured by the worldwide rotary rig count. A majority of the increase in revenues was from upstream oil and gas engineering services with pressure pumping also reporting increased revenues.
         Engineering and Construction Group revenues increased 14% to $2,785.1 million in the first six months of 1998 compared with $2,453.6 million in the same six month period of the prior year. This increase was from major LNG projects in Asia and Africa, an enhanced oil recovery project in Africa and a major ethylene project in Singapore and increased revenues in Asia/Pacific from Kinhill, which was acquired in the third quarter of 1997. Revenues were negatively impacted by the sale of the environmental services business in December 1997, lower activity in the pulp and paper industry and lower activity levels in the Group's contract to provide technical and logistical support for military peacekeeping operations in Bosnia.
         Dresser Equipment Group revenues of $1,389.4 million were about 8% higher than 1997 revenues in the first six months of $1,290.9 million. Most of the increase in revenues came from the compressor joint venture. The flow control and measurement product lines also reported increased revenues as compared to the first six months of 1997. The flow control increase is a result of increased demand for pipeline valve products whereas the increase within the measurement product line was driven by strengthened demand for fuel dispensing systems.

                                                                Six Months
OPERATING INCOME                                       -----------------------------     Increase
Millions of dollars                                        1998           1997          (decrease)
-----------------------------------------------------------------------------------------------------
Energy Services Group                                      $587.4       $418.4           $169.0
Engineering and Construction Group                          133.3         99.4             33.9
Dresser Equipment Group                                     116.1         81.4             34.7
General corporate                                           (39.6)       (35.1)            (4.5)
-----------------------------------------------------------------------------------------------------
  Total operating income                                   $797.2       $564.1           $233.1
-----------------------------------------------------------------------------------------------------

         Consolidated operating income increased 41% to $797.2 million in the first six months of 1998 compared with $564.1 million in the same period of the prior year.
         Energy Services Group operating income increased 40% to $587.4 million in the first six months of 1998 compared with $418.4 million in the same period of the prior year. The operating margin for the first six months of 1998 was 12.6% compared to the prior year operating margin for the same period of 10.8%. The improvement in operating income was due largely to increased activities in pressure pumping, drilling fluids and drilling services, improved margins on sales of completion products, and upstream oil and gas engineering services in Europe and North America.
         Engineering and Construction Group operating income for the first six months of 1998 increased 34% to $133.3 million compared to 1997 operating income of $99.4 million for the same period. Operating margins improved to 4.8% for the first six months of 1998 from 4.1% for the same period in 1997. Operating income for the first six months of 1998 include improved results from construction and engineering services for the chemicals and refining lines of business resulting from activities from major LNG projects in Asia and Africa, an enhanced oil recovery project in Africa and a major ethylene project in Singapore. Operating income includes settlement of a claim on a Middle Eastern construction project. Excluding this settlement, operating margins for the first six months of 1998 for the Group were about 4.2%.
         Dresser Equipment Group operating income was $116.1 million for the first six months of 1998 for an increase of about 43% compared to $81.4 million operating income for the first six months of 1997. Except for power systems, operating profit for the six months increased in virtually all product lines, due to the restructuring initiatives and increased revenues at Dresser-Rand; cost improvements, better product mix, and increased volume at flow control; and successful product introductions in the United States, Europe and South America within the measurement product line.

NONOPERATING ITEMS
         Interest expense increased to $61.3 million in the first six months of 1998 compared to $50.1 million in the same period of the prior year due primarily to the Company's issuance of debt under the Company's medium-term note program in 1997 for working capital, capital expenditures and acquisitions.
         Interest income in the first six months of 1998 increased to $14.2 million from $10.8 million in the same period of 1997 primarily due to higher levels of invested cash.
         The effective income tax rate was 37.5% for the first six months of 1998 and 37.3% for the same period of 1997.
         Net income in the first six months of 1998 increased 43% to $446.6 million, or $1.01 per diluted share, compared with $311.8 million, or $0.72 per diluted share, in the same period of the prior year.

LIQUIDITY AND CAPITAL RESOURCES
         The Company ended the second quarter of 1998 with cash and equivalents of $281.4 million, a decrease of $64.9 million from the end of 1997. To conform Dresser's fiscal year-end to Halliburton's calendar year-end, Dresser's cash flows are measured from December 31, 1997, rather than from the October 31, 1997 balances included on the supplemental consolidated balance sheets.
         Operating activities. Cash flows from operating activities were $144.4 million in the first six months of 1998, as compared to $24.6 million in the first six months of 1997. The major operating activity use of cash in 1998 was to fund working capital requirements related to increased revenues from the Energy Services Group and for Engineering and Construction Group projects. Operating cash was also used in funding cash needs of unconsolidated subsidiaries.

         Investing activities. Capital expenditures were $469.9 million for the first six months of 1998, an increase of 26% over the same period of the prior year. The increase in capital spending primarily reflects investments in equipment and infrastructure for the Energy Services Group which includes strategic investments in oil and gas projects. The Company also continued its planned investments in its enterprise-wide information system.
         During March 1997, DML, which is 51% owned by the Company, completed the acquisition of Devonport Royal Dockyard plc, which owns and operates the Government of the United Kingdom's Royal Dockyard in Plymouth, England, for approximately $64.9 million. Concurrent with the acquisition of the Royal Dockyard, the Company's ownership interest in DML increased from about 30% to 51% and DML borrowed $56.3 million under term loans (the Dockyard Loans) bearing interest at approximately LIBOR plus 0.75% payable in semi-annual installments through March 2004. Pursuant to certain terms of the Dockyard Loans, the Company was required to provide initially a compensating balance of $28.7 million which is restricted as to use by the Company. The compensating balance amount decreases in proportion to the outstanding debt related to the Dockyard Loans and earns interest at a rate equal to that of the Dockyard Loans.
         During April 1997, the Company completed its acquisition of the outstanding common stock of OGC International plc (OGC) for approximately $118.3 million. OGC is engaged in providing a variety of engineering, operations and maintenance services, primarily to the North Sea oil and gas production industry.
         Also in April 1997, the Company purchased a 26% ownership interest in Petroleum Engineering Services (PES) for approximately $33.6 million. PES provides specialist well completions and interventions, completion services and completion solutions.
         Financing activities. Cash flows from financing activities were $243.7 million in the first six months of 1998 compared to cash flows of $209.7 million in the first six months of 1997. The Company borrowed $370.4 million in short-term funds consisting of commercial paper and bank loans in the first six months of 1998. Proceeds from exercises of stock options provided cash flows of $40.3 million in the first six months of 1998 compared to $48.0 million in the same period of the prior year.
         In the first six months of 1997, the Company borrowed $127.3 million in short-term funds net of repayments consisting of commercial paper and bank loans. Also in the first six months of 1997, the Company issued $125.0 million principal amount of 6.75% notes and $50.0 million principal amount of 7.53% notes under the Company's medium-term note program.
         The Company believes it has sufficient borrowing capacity to fund its working capital requirements and investing activities. The Company's combined short-term notes payable and long-term debt was 28% of total capitalization at June 30, 1998 compared to 24% at December 31, 1997.

FINANCIAL INSTRUMENT MARKET RISK
         The Company is currently exposed to market risk from changes in foreign currency exchange rates, and to a lesser extent, to changes in interest rates. To mitigate market risk, the Company selectively hedges its foreign currency exposure through the use of currency derivative instruments. The objective of such hedging is to protect the Company's cash flows from fluctuations in currency rates of sales or purchases of goods or services. Inherent in the use of derivative instruments are certain types of market risk: volatility of the currency rates, tenor (time horizon) of the derivative instruments, market cycles and the type of derivative instruments used. The Company does not use derivative instruments for trading purposes. See Note 1 to the supplemental annual consolidated financial statements for additional information on the Company's accounting policies on derivative instruments. See Note 15 to the supplemental annual consolidated financial statements for additional disclosures related to derivative instruments.
         Foreign exchange. While the Company operates in over 100 countries, the Company hedges only foreign currencies that are highly liquid and selects derivative instruments or a combination of instruments whose fluctuation in value is offset by the fluctuation in value to the underlying exposure. These hedges generally have expiration dates that do not exceed two years. Exposures to certain currencies are generally not hedged due primarily to the lack of available markets or cost considerations (non-traded currencies). The Company manages its foreign exchange hedging activities through a control system which includes monitoring of cash balances in traded currencies, analytical techniques such as value at risk estimations, and other procedures.
         Interest rates. The Company currently has exposure to interest rate risk from its long-term debt with interest based on LIBOR plus 0.75% which was incurred in connection with its acquisition of the Royal Dockyard in Plymouth, England (the Dockyard Loans). This risk is partially offset by a compensating balance of approximately one-half of the outstanding debt amount which earns interest at a rate equal to that of the Dockyard Loans. The compensating balance is restricted as to use by the Company and is included in other assets on the Company's supplemental consolidated balance sheets. See Note 6 to the supplemental annual consolidated financial statements for additional discussion of the Dockyard Loans.
         Value at risk. The Company uses a statistical model to estimate the potential loss related to derivative instruments used to hedge the market risk of its foreign exchange exposure. The model utilizes historical price and volatility patterns to estimate the change in value of the derivative instruments which could occur from adverse movements in foreign exchange rates for a specified time period at a specified confidence interval. The model is an undiversified calculation based on the variance-covariance statistical modeling technique and includes all foreign exchange derivative instruments outstanding at June 30, 1998. The resulting value at risk of $3.0 million estimates with a 95% confidence interval the potential loss the Company could incur in a one-day period from foreign exchange derivative instruments due to adverse foreign exchange rate changes.
         Interest rate exposures. The following table represents principal (or notional) amounts at December 31, 1997, and related weighted average interest rates by year of maturity for the Company's restricted cash and long-term debt obligations. Other notes with varying interest rates of $8.9 million as shown in
Note 6 to the supplemental annual consolidated financial statements are excluded from the following table.


                                                    Expected maturity date
                               ------------------------------------------------------------------               Fair
Millions of dollars              1998      1999       2000       2001       2002     Thereafter     Total       Value
------------------------------------------------------------------------------------------------------------------------
Assets:
Restricted cash - British
  pound sterling                 3.6        4.2        4.2       4.2        4.2          2.4         22.8          22.8
      Average variable rate     8.45%      8.07%      7.83%     7.69%      7.58%        7.51%        8.03%
Long-term debt:
   US dollar                       -       50.0      300.0         -       75.0        824.5      1,249.5       1,326.0
      Average fixed rate           -       6.27%      6.25%        -       6.30%        7.93%        7.88%
   British pound sterling
      (Dockyard Loans)           7.1        8.4        8.3       8.3        8.3          5.5         45.9          45.9
      Average variable rate     8.45%      8.07%      7.83%     7.69%      7.58%        7.51%        8.03%
------------------------------------------------------------------------------------------------------------------------

         Weighted average variable rates are based on implied forward rates in the yield curve at December 31, 1997. These implied forward rates should not be viewed as predictions of actual future interest rates. Restricted cash and the Dockyard Loans earn interest at LIBOR plus 0.75%. Instruments that are denominated in currencies other than the US dollar reporting currency are subject to foreign exchange rate risk as well as interest rate risk. The Company's interest rate exposures at June 30, 1998 were not materially changed from December 31, 1997.

SPECIAL CHARGES - 1998
         The Company plans to recognize special charges to operating income of approximately $900 million in the third quarter of 1998. The primary components of the charges include Company plans to write-off excess and duplicated assets; consolidate and close facilities that are redundant, including activities such as disposal cost and cancellation of lease agreements; severance costs for combining business unit operations and support, corporate and shared services personnel; and merger transaction costs including fees for investment banking, legal and accounting, filing fees and other related charges.

ENVIRONMENTAL MATTERS
         The Company is involved as a potentially responsible party in remedial activities to clean up several "Superfund" sites under applicable federal law which imposes joint and several liability, if the harm is indivisible, on certain persons without regard to fault, the legality of the original disposal or ownership of the site. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, management of the Company believes that any liability of the Company with respect to all but one of such sites will not have a material adverse effect on the results of operations of the Company. See Note 8 to the supplemental annual consolidated financial statements for additional information on the one site.

YEAR 2000 ISSUE
         The Year 2000 (Y2K) issue is the risk that systems, products and equipment utilizing date-sensitive software or computer chips with two-digit date fields will fail to properly recognize the Year 2000. Such failures by the Company's software and hardware or that of government entities, service providers, suppliers and customers could result in interruptions of the Company's business which could have a material adverse impact on the Company.
          In  response  to  the  Y2K  issue,  the  Company  has  implemented  an enterprise-wide Year 2000 Program designed to identify, assess and address significant Y2K issues in the Company's key business operations, including products and services, suppliers, business and engineering applications, information technology systems, facilities and infrastructure and joint venture projects.
         The Year 2000 Program is a comprehensive, integrated, multi-phase process covering information technology systems and hardware as well as equipment and products with embedded computer chips technology. The primary phases of the program are: (1) inventorying existing equipment and systems; (2) analyzing equipment and systems to identify those which are not Y2K ready and to prioritize critical items; (3) remediating, repairing or replacing non-Y2K ready equipment and systems; and (4) testing to verify Y2K readiness has been achieved. The Company anticipates having the Company's products and mission-critical systems and equipment Y2K ready during the first half of 1999 with the balance of the year reserved for testing and implementation of new and modified programs as required.
         At the end of the second quarter of 1998, the inventory of equipment and systems was substantially complete. The analysis phase is underway. Remediation/installation for the majority of these systems will be performed internally. The Company is utilizing outside contractors for remediation of major legacy accounting and administrative systems. Some information technology systems and Company manufactured products and developed software have been remediated and have entered the testing phase.
         The Company is in contact with its major suppliers and service providers to establish a mutual understanding of Y2K issues and to develop solutions with those suppliers. These suppliers are being surveyed as to their ability to provide products that are Y2K ready and to provide uninterrupted services. Critical suppliers are being further evaluated to review their Y2K programs. No suppliers have been identified who expect interruption of services or supplies to the Company.
         Independent of, but concurrent with, the Company's Y2K review, the Company is installing an enterprise-wide business information system which is scheduled to replace some of the Company's key finance, administrative and marketing software systems by the end of 1999 and is Y2K ready. In addition, the Company is in the process of replacing its desktop computing equipment and software and updating its communications infrastructure. The Company has determined that although some of the replaced desktop computing equipment and software may not be strictly Y2K compliant, such replacements are nevertheless suitable for the usage intended by the Company.
         On September 29, 1998 the Company completed the Merger. The Company is in the process of reviewing and assessing Dresser's Y2K program for future disclosures. Preliminary assessments have determined that the Y2K programs of Halliburton and Dresser are similar in overall approach and timing.
         Based on the Company's review to date, it does not expect the cost of software replacement or modification not currently included in the Company's enterprise-wide information system to be material to its financial position or results of operations.

ACCOUNTING PRONOUNCEMENTS
         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard defines reporting requirements for operating segments and related information about products and services, geographic areas and reliance on major customers. The Company has adopted this standard effective with this report on its results of operations, financial condition and liquidity restated for the acquisition of Dresser.
         In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This standard revises existing requirements for employers' disclosures for pensions and other postretirement benefit plans. The standard does not change measurement or recognition standards for these plans. The Company plans to present the revised disclosure requirements in its 1998 Annual Report.
         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidelines for companies to capitalize or expense costs incurred to develop or obtain internal use software. The guidelines set forth in SOP 98-1 do not differ significantly from the Company's current accounting policy for internal use software and therefore the Company does not expect a material impact on its results of operations or financial position from the adoption of SOP 98-1. The Company plans to adopt SOP 98-1 effective January 1, 1999.
         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company is evaluating when it will adopt SOP 98-5 and is currently analyzing the impact on its results of operations from the adoption of SOP 98-5.
         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (SFAS 133). This standard requires entities to recognize all derivatives on the statement of financial position as assets or liabilities and to measure the instruments at fair value. Accounting for gains and losses from changes in those fair values are specified in the standard depending on the intended use of the derivative and other criteria. SFAS 133 is effective for the Company beginning July 1, 1999. The Company is currently evaluating SFAS 133 to identify implementation and compliance methods and has not yet determined the effect, if any, on its results of operations or financial position.

FORWARD-LOOKING INFORMATION
         In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that the statements in this quarterly report and elsewhere, which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. While such forward-looking information reflects the Company's best judgment based on current information, it involves a number of risks and uncertainties and there can be no assurance that other factors will not affect the accuracy of such forward-looking information. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements. Such factors include: litigation; unsettled political conditions, war, civil unrest, currency controls and governmental actions in over 100 countries of operation; trade restrictions and economic embargoes imposed by the United States and other countries; environmental laws, including those that require emission performance standards for new and existing facilities; the magnitude of governmental spending for military and logistical support of the type provided by the Company; operations in countries with significant amounts of political risk, including, without limitation, Algeria and Nigeria; technological and structural changes in the industries served by the Company; computer software and hardware and other equipment utilizing computer technology used by governmental entities, service providers, vendors, customers and the Company which may be impacted by the Y2K issue; integration of acquired businesses, including Dresser and its subsidiaries, into the Company; the risk inherent in the use of derivative instruments which could cause a change in value of the derivative instruments from adverse movements in foreign exchange rates; changes in the price of oil and natural gas; changes in the price of commodity chemicals used by the Company; changes in capital spending by customers in the hydrocarbon industry for exploration, development, production, processing, refining and pipeline delivery networks; increased competition in the hiring and retention of employees in certain areas coupled with an announced reduction-in-force in other areas; changes in capital spending by customers in the wood pulp and paper industries for plants and equipment; risks from entering into fixed fee engineering, procurement and construction projects where failure to meet schedule, cost estimates or performance targets could result in non-reimbursable costs which cause the project not to meet expected profit margins; and changes in capital spending by governments for infrastructure. In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries served by the Company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Shareholders and Board of Directors
Halliburton Company:

          We have audited the accompanying supplemental consolidated balance sheets of Halliburton Company (a Delaware corporation) and subsidiary companies as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, cash flows and shareholders equity for each of the three years in the period ended December 31, 1997. We did not audit the supplemental consolidated financial statements of Dresser Industries, Inc., a company acquired during 1998 in a transaction accounted for as a pooling of interests, as discussed in Note 2. Such statements are included in the supplemental consolidated financial statements of Halliburton Company and reflect total assets of 48% and 54% for the years ended December 31, 1997 and 1996, and total revenue of 46%, 47% and 49% for the years ended December 31, 1997, 1996, and 1995, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Dresser Industries, Inc. is based solely upon the report of the other auditors. These supplemental financial statements are the responsibility of Halliburton Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

         We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based upon our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halliburton Company and subsidiary companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the Supplemental Consolidated Financial Statements, the Company changed its accounting for postemployment benefits as required by Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Postemployment Benefits."




ARTHUR ANDERSEN LLP
Dallas, Texas,
October 23, 1998


                                                  HALLIBURTON COMPANY
                                    Supplemental Consolidated Statements of Income
                                      (Millions of dollars except per share data)


                                                                                          Years ended December 31
                                                                             ------------------------------------------------
                                                                                   1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------
Revenues:
  Services                                                                   $    11,256.3       $  9,461.1     $  7,557.0
  Sales                                                                            4,857.0          4,351.7        3,850.1
  Equity in earnings of unconsolidated affiliates                                    163.2            133.8          104.5
-----------------------------------------------------------------------------------------------------------------------------
      Total revenues                                                         $    16,276.5       $ 13,946.6     $ 11,511.6
-----------------------------------------------------------------------------------------------------------------------------
Operating costs and expenses:
  Cost of services                                                           $    10,163.9       $  8,708.0     $  6,918.4
  Cost of sales                                                                    4,032.7          3,628.3        3,220.8
  General and administrative                                                         665.0            621.3          601.4
  Special charges and credits                                                         16.2             85.8            8.4
-----------------------------------------------------------------------------------------------------------------------------
     Total operating costs and expenses                                           14,877.8         13,043.4       10,749.0
-----------------------------------------------------------------------------------------------------------------------------
Operating income                                                                   1,398.7            903.2          762.6
Interest expense                                                                    (111.3)           (84.6)         (94.5)
Interest income                                                                       21.9             26.9           53.6
Foreign currency gains (losses)                                                       (0.7)           (19.1)           0.2
Other nonoperating income, net                                                         4.5              4.6            8.1
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes,
 minority interest and accounting change                                           1,313.1            831.0          730.0
Provision for income taxes                                                          (491.4)          (248.4)        (247.0)
Minority interest in net income of consolidated subsidiaries                         (49.3)           (24.7)         (20.7)
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before accounting change                           772.4            557.9          462.3
Loss from discontinued operations                                                       -                -           (65.5)
Cumulative effect of accounting change                                                  -                -           (16.0)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                   $       772.4       $    557.9     $    380.8
-----------------------------------------------------------------------------------------------------------------------------

Basic income (loss) per common share:
    Continuing operations                                                    $        1.79       $     1.30     $      1.07
    Discontinued operations                                                             -                -            (0.15)
    Cumulative effect of accounting change                                              -                -            (0.04)
-----------------------------------------------------------------------------------------------------------------------------
    Net income                                                               $        1.79       $     1.30     $      0.88
-----------------------------------------------------------------------------------------------------------------------------

Diluted income (loss) per common share:
    Continuing operations                                                    $        1.77       $     1.29     $      1.07


    Discontinued operations                                                             -                -            (0.15)
    Cumulative effect of accounting change                                              -                -            (0.04)
-----------------------------------------------------------------------------------------------------------------------------
    Net income                                                               $        1.77       $     1.29     $      0.88
-----------------------------------------------------------------------------------------------------------------------------


Weighted average common shares outstanding:
     Basic                                                                           431.1            429.2           431.1
     Diluted                                                                         436.1            432.1           432.3





See notes to supplemental annual financial statements.


                                                  HALLIBURTON COMPANY
                                       Supplemental Consolidated Balance Sheets
                                (Millions of dollars and shares except per share data)
                                                                                        Years ended December 31
                                                                                    --------------------------------
                                                                                          1997             1996
--------------------------------------------------------------------------------------------------------------------
                                       Assets
Current assets:
  Cash and equivalents                                                                $     384.1      $     446.0
  Receivables:
    Notes and accounts receivable (less allowance for bad debts of $58.6 and $65.3)       2,980.4          2,548.1
    Unbilled work on uncompleted contracts                                                  407.2            306.3
--------------------------------------------------------------------------------------------------------------------
      Total receivables                                                                   3,387.6          2,854.4
  Inventories                                                                             1,299.2          1,205.8
  Deferred income taxes, current                                                            202.6            192.5
  Other current assets                                                                      169.7            168.8
--------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                  5,443.2          4,867.5
  Property, plant and equipment:
    At cost                                                                               6,646.0          6,397.5
    Less accumulated depreciation                                                         3,879.6          3,843.5
--------------------------------------------------------------------------------------------------------------------
      Net property, plant and equipment                                                   2,766.4          2,554.0
  Equity in and advances to related companies                                               659.0            417.4
  Excess of cost over net assets acquired (net of accumulated amortization
     of $207.6 and $184.4)                                                                1,126.8          1,104.5
  Deferred income taxes, noncurrent                                                         273.0            282.6
  Other assets                                                                              433.4            360.8
--------------------------------------------------------------------------------------------------------------------
     Total assets                                                                     $  10,701.8      $   9,586.8
--------------------------------------------------------------------------------------------------------------------
                        Liabilities and Shareholders' Equity
Current liabilities:
  Short-term notes payable                                                            $      50.5      $     130.7
  Current maturities of long-term debt                                                        7.4              1.7
  Accounts payable                                                                        1,132.4          1,015.6
  Accrued employee compensation and benefits                                                516.1            444.1
  Advance billings on uncompleted contracts                                                 638.3            796.1
  Accrued warranty cost                                                                      56.6             51.4
  Income taxes payable                                                                      335.2            247.1
  Deferred revenues                                                                          38.4             18.9
  Other current liabilities                                                                 685.4            660.9
--------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                             3,460.3          3,366.5
Long-term debt                                                                            1,296.9            956.3
Employee compensation and benefits                                                        1,013.7          1,013.5
Other liabilities                                                                           450.6            352.1
Minority interest in consolidated subsidiaries                                              163.4            157.0
--------------------------------------------------------------------------------------------------------------------
    Total liabilities and minority interest                                               6,384.9          5,845.4
--------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Common shares, par value $2.50 per share - authorized 600.0 shares,
     issued 453.7 (post-split) and 221.7 (pre-split) shares                               1,134.3            554.3
  Paid-in capital in excess of par value                                                    123.9            592.2
  Accumulated other comprehensive income                                                   (131.1)          (100.8)
  Retained earnings                                                                       3,563.4          3,077.1
--------------------------------------------------------------------------------------------------------------------
                                                                                          4,690.5          4,122.8
  Less 15.8 (post-split) and 8.6 (pre-split) shares treasury stock, at cost                 373.6            381.4
--------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                           4,316.9          3,741.4
--------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                       $  10,701.8      $   9,586.8
--------------------------------------------------------------------------------------------------------------------


See notes to supplemental annual financial statements.

                                                  HALLIBURTON COMPANY
                                  Supplemental Consolidated Statements of Cash Flows
                                                 (Millions of dollars)

                                                                                            Years ended December 31
                                                                                  ------------------------------------------
                                                                                       1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                       $   772.4     $   557.9      $  380.8
   Adjustments to reconcile net income to net cash from operating activities:
      Depreciation and amortization                                                     564.3         497.7         466.4
      Provision (benefit) for deferred income taxes                                       2.6         (13.4)         51.2
      Distributions from (advances to) related companies, net of equity in
         (earnings) or losses                                                           (84.6)        (57.2)        (13.6)
      Appreciation of zero coupon bonds                                                    -             -           15.0
      Net loss from discontinued operations                                                -             -           65.5
      Cumulative effect of accounting change                                               -             -           16.0
      Other non-cash items                                                               59.2          33.1          11.6
      Other changes, net of non-cash items:
        Receivables                                                                    (408.8)       (363.5)       (162.8)
        Inventories                                                                    (117.1)       (147.5)        (71.6)
        Accounts payable                                                                (49.7)         98.8         205.3
        Contract advances                                                              (187.0)        159.0         195.5
        Other working capital, net                                                      182.3         185.6          (4.3)
        Other net                                                                        99.5         (86.3)        (60.4)
----------------------------------------------------------------------------------------------------------------------------
   Total cash flows from operating activities                                           833.1         864.2       1,094.6
----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures                                                                (880.1)       (731.1)       (591.5)
   Sales of property, plant and equipment                                               180.6          64.4          71.6
   Acquisitions of businesses, net of cash acquired                                    (161.5)        (60.5)       (327.4)
   Dispositions of businesses, net of cash disposed                                      37.6          21.6          25.9
   Other investing activities                                                           (49.9)        (53.5)        (15.6)
----------------------------------------------------------------------------------------------------------------------------
   Total cash flows from investing activities                                          (873.3)       (759.1)       (837.0)
----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Borrowings of long-term debt                                                         303.2         295.6            -
   Payments on long-term debt                                                           (17.7)         (8.2)       (482.2)
   Net borrowings (payments) of short-term debt                                         (85.8)         (7.3)         31.2
   Payments of dividends to shareholders                                               (250.3)       (239.6)       (238.6)
   Proceeds from exercises of stock options                                              71.5          42.6          14.9
   Payments to reacquire common stock                                                   (44.1)       (235.2)        (49.0)
   Other financing activities                                                             2.6           3.7           2.3
----------------------------------------------------------------------------------------------------------------------------
   Total cash flows from financing activities                                           (20.6)       (148.4)       (721.4)
----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                                  (1.1)          1.0          (4.2)
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents                                             (61.9)        (42.3)       (468.0)
Cash and equivalents at beginning of year                                               446.0         488.3         956.3
----------------------------------------------------------------------------------------------------------------------------
Cash and equivalents at end of year                                                 $   384.1     $   446.0      $  488.3
----------------------------------------------------------------------------------------------------------------------------
Supplemental  disclosure  of cash flow  information:
  Cash  payments  during the period for:
     Interest                                                                       $   106.1     $    76.1      $   72.3
     Income taxes                                                                       307.4         191.1         112.5
  Non-cash investing and financing activities:
     Liabilities assumed in acquisitions of businesses                              $   337.1     $    39.4      $  173.2
     Liabilities disposed of in dispositions of businesses                              205.5           9.8          14.6




See notes to supplemental annual financial statements.



                                                  HALLIBURTON COMPANY
                             Supplemental Consolidated Statements of Shareholders' Equity
                                (Millions of dollars and shares except per share data)

                                                                                Years ended December 31
                                                                  -----------------------------------------------------
                                                                          1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------
Common stock (number of shares)
   Balance at beginning of year                                             221.7            221.3             220.8
   Shares issued (forfeited) under incentive stock plans, net                 1.3              0.3               0.2
   Cancellation of treasury stock                                              -              (0.1)                -
   Shares issued in connection with acquisition                               8.2                -               0.1
   Two-for-one common stock split                                           222.5                -                 -
   Shares issued pursuant to stock warrant agreement                           -               0.2                 -
   Shares issued under benefit and dividend reinvestment plan                  -                 -               0.2
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                   453.7            221.7             221.3
-----------------------------------------------------------------------------------------------------------------------
Common stock (dollars)
   Balance at beginning of year                                   $         554.3   $        553.3    $        552.0
   Shares issued (forfeited) under incentive stock plans, net                 3.2              0.9               0.6
   Cancellation of treasury stock                                              -              (0.3)                -
   Shares issued in connection with acquisition                              20.5                -               0.1
   Two-for-one common stock split                                           556.3                -                 -
   Shares issued pursuant to stock warrant agreement                           -               0.4                 -
   Shares issued under benefit and dividend reinvestment plan                  -                 -               0.6
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $       1,134.3   $        554.3    $        553.3
-----------------------------------------------------------------------------------------------------------------------
Capital in excess of par value
   Balance at beginning of year                                   $         592.2   $        570.0    $        563.1
   Shares issued (forfeited) under incentive stock plans, net                53.4             22.9               4.4
   Cancellation of treasury stock                                              -              (3.6)                -
   Shares issued in connection with acquisition                              36.6                -                 -
   Two-for-one common stock split                                          (556.3)               -                 -
   Shares issued pursuant to stock warrant agreement                           -               7.5                 -
   Shares issued under benefit and dividend reinvestment plan                (2.0)            (4.6)              2.5
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $         123.9   $        592.2    $        570.0
-----------------------------------------------------------------------------------------------------------------------
Retained earnings
   Balance at beginning of year                                   $       3,077.1   $      2,758.8    $      2,869.2
   Net income                                                               772.4            557.9             380.8
   Cash dividends paid                                                     (250.3)          (239.6)           (238.6)
   Spin-off of Highlands Insurance Group, Inc.                                 -                 -            (268.6)
   Net change in unrealized gains (losses) on investments
      held by discontinued operation                                           -                 -              16.3
   Pooling of interests acquisition                                         (35.8)               -                 -
   Shares issued in connection with acquisition                                -                 -              (0.3)
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $       3,563.4   $      3,077.1    $      2,758.8
-----------------------------------------------------------------------------------------------------------------------



See notes to supplemental annual financial statements.



                                                  HALLIBURTON COMPANY
                             Supplemental Consolidated Statements of Shareholders' Equity
                                                      (continued)
                                (Millions of dollars and shares except per share data)

                                                                                  Years ended December 31
                                                                  -----------------------------------------------------
                                                                       1997            1996               1995
-----------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment
   Balance at beginning of year                                   $     (93.9)      $   (104.7)       $    (86.2)
   Translation rate changes, net of tax                                 (33.3)            10.8             (18.5)
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $    (127.2)      $    (93.9)       $   (104.7)
-----------------------------------------------------------------------------------------------------------------------
Pension liability adjustment
   Balance at beginning of year                                   $      (6.9)      $     (7.0)       $     (7.6)
   Current year adjustment                                                3.0              0.1               0.6
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $      (3.9)      $     (6.9)       $     (7.0)
-----------------------------------------------------------------------------------------------------------------------
Comprehensive income
   Net income                                                     $     772.4       $    557.9        $    380.8
   Translation rate changes, net of tax                                 (33.3)            10.8             (18.5)
   Current year adjustment to minimum pension liability                   3.0              0.1               0.6
-----------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                     $     742.1       $    568.8        $    362.9
-----------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income
   Cumulative translation adjustment                              $    (127.2)      $    (93.9)       $   (104.7)
   Pension liability adjustment                                          (3.9)            (6.9)             (7.0)
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $    (131.1)      $   (100.8)       $   (111.7)
-----------------------------------------------------------------------------------------------------------------------
Treasury stock (number of shares)
   Beginning of year                                                      8.6              5.6               5.1
   Shares issued under incentive stock plans, net                        (0.8)            (0.7)             (0.5)
   Shares purchased                                                       0.7              4.3               1.2
   Cancellation of treasury stock                                          -              (0.1)                -
   Two-for-one common stock split                                         8.0                -                 -
   Shares issued under benefit and dividend reinvestment plan            (0.7)            (0.5)             (0.2)
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                15.8              8.6               5.6
-----------------------------------------------------------------------------------------------------------------------
Treasury shares (dollars)
   Beginning of year                                              $     381.4       $    193.4        $    168.0
   Shares issued under incentive stock plans, net                       (25.3)           (23.8)            (15.2)
   Shares purchased                                                      44.1            235.2              49.0
   Cancellation of treasury stock                                          -              (3.9)                -
   Shares issued under benefit and dividend reinvestment plan           (26.6)           (19.5)             (8.4)
-----------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                         $     373.6       $    381.4        $    193.4
-----------------------------------------------------------------------------------------------------------------------


See notes to supplemental annual financial statements.

                               HALLIBURTON COMPANY
                Notes to Supplemental Annual Financial Statements

Note  1. Significant Accounting Policies
         The Company employs accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.
         Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in other affiliated companies in which the Company has at least 20% ownership and does not have management control are accounted for on the equity method. Certain prior year amounts have been reclassified to conform with the current year presentation.
         Revenues and Income Recognition. The Company recognizes revenues as services are rendered or products are shipped. The distinction between services and product sales is based upon the overall business intent of the particular business operation. Revenues from construction contracts are reported on the percentage of completion method of accounting using measurements of progress toward completion appropriate for the work performed. All known or anticipated losses on contracts are provided for currently. Claims for additional compensation are recognized during the period such claims are resolved. Post-contract customer support agreements are recorded as deferred revenues and recognized as revenue ratably over the contract periods of generally one year duration. Training and consulting service revenue is recognized as the services are performed.
         Research and Development. Research and development expenses are charged to income as incurred. Such charges were $284.7 million in 1997, $243.9 million in 1996 and $209.6 million in 1995.
         Software Development Costs. Costs of developing software for sale are charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, software development costs are capitalized until the software is ready for general release to customers. The Company capitalized costs of $14.5 million in 1997, $12.9 million in 1996 and $8.8 million in 1995 related to software developed for resale. Amortization expense related to these costs was $15.0 million, $12.5 million and $10.3 million for 1997, 1996 and 1995, respectively. Once the software is ready for release, amortization of the software development costs begins. Capitalized software development costs are amortized over periods which do not exceed three years.
         Income Per Share. Basic income per share amounts are based on the weighted average number of common shares outstanding during the year. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. See Note 9 for a reconciliation of basic and diluted income per share from continuing operations. Prior year amounts have been adjusted for the two-for-one common stock split declared on June 9, 1997 and effected in the form of a stock dividend and paid on July 21, 1997.
         Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
         Inventories. Inventories are stated at the lower of cost or market. Cost represents invoice or production cost for new items and original cost less allowance for condition for used material returned to stock. Production cost includes material, labor and manufacturing overhead. The cost of most inventories is determined using either the first-in, first-out (FIFO) method or the average cost method while the cost of certain U.S. inventories is determined using the last-in, first-out (LIFO) method. Inventories of sales items owned by foreign subsidiaries and inventories of operating supplies and parts are generally valued at average cost.
         Property, Plant and Equipment. Property, plant and equipment is reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Certain assets are depreciated on accelerated methods. Accelerated depreciation methods are also used for tax purposes, wherever permitted. Expenditures for maintenance and repairs are expensed; expenditures for renewals and improvements are generally capitalized. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The Company follows the successful efforts method of accounting for oil and gas properties. At December 31, 1997, there were no significant oil and gas properties in the production stage of development. The Company is implementing an enterprise-wide information system. External direct costs of materials and services and payroll-related costs of employees working solely on development of the software system portion of the project are capitalized. Capitalized costs of the project will be amortized over periods of three to ten years beginning when the system is placed in service. Training costs and costs to reengineer business processes are expensed as incurred.
         Excess of Cost Over Net Assets Acquired. The excess of cost over net assets acquired is amortized on a straight-line basis over periods not exceeding 40 years. Excess of cost over net assets acquired that is identified with impaired assets, if any, will be evaluated using undiscounted future cash flows as the basis for determining if impairment exists under the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). To the extent impairment is indicated to exist, an impairment loss will be recognized under SFAS 121 based on fair value. Otherwise, in the event facts and circumstances indicate the carrying amount of excess of cost over net assets acquired associated with an acquisition is impaired, the carrying amount will be reduced to an amount representing the estimated undiscounted future cash flows before interest to be generated by the operation.
         Income Taxes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit, or that future deductibility is prohibited or uncertain. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been realized in the financial statements or tax returns.
         Derivative  Instruments.  The Company  primarily enters into derivative financial transactions to hedge existing or projected exposures to changing foreign exchange rates and from time to time enters into derivatives to hedge exposures to interest rates or commodity prices. The Company does not enter into derivative transactions for speculative or trading purposes. Derivative financial instruments to hedge exposure with an indeterminable maturity date are generally carried at fair value with the resulting gains and losses reflected in the results of operations. Gains or losses on hedges of identifiable commitments are deferred and recognized when the offsetting gains or losses on the related hedged items are recognized. Deferred gains or losses for hedges which are terminated prior to the transaction date are recognized currently. In the event an identifiable commitment is no longer expected to be realized, any deferred gains or losses on hedges associated with the commitment are recognized currently. Costs associated with entering into such contracts are presented in other assets, while deferred gains or losses are included in other liabilities or other assets, respectively, on the consolidated balance sheets. Recognized gains or losses on derivatives entered into to manage foreign exchange risk are included in foreign currency gains and losses on the supplemental consolidated statements of income, while gains or losses on interest rate derivatives and commodity derivatives are included in interest expense and operating income, respectively. During the years ended December 31, 1997, 1996 and 1995, the Company did not enter into any significant transactions to hedge interest rates or commodity prices.
         Foreign Currency Translation. Foreign entities whose functional currency is the U.S. dollar translate monetary assets and liabilities at year-end exchange rates and non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in consolidated income in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the supplemental consolidated statements of shareholders' equity titled "cumulative translation adjustment".
         Accounting Change. Effective with the period ending December 31, 1995, the Company changed its accounting for postemployment benefits as required by Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Postemployment Benefits" (SFAS 112). Postemployment benefits include salary continuations, disability, and health care for former or inactive employees who are not retired. Medical benefits for employees on long-term disability are the most significant of the benefits. SFAS 112 requires accrual of the cost of these benefits currently. The Company had previously accrued the liability for salary continuation but had expensed the other benefits as paid. The supplemental consolidated statements of income for 1995 includes a charge of $16.0 million (net of tax of $9.0 million) or $0.04 per diluted share for the cumulative effect of the accounting change.

Note  2. Acquisitions and Dispositions
         Dresser Merger. On February 26, 1998, the Company and Dresser announced that a definitive merger agreement was approved by the board of directors of both companies and executed on February 25, 1998, subject to regulatory approvals in the United States and several other countries and customary closing conditions. On April 20, 1998, the Company and Dresser announced that the companies had received requests for additional information concerning the proposed merger from the Antitrust Division of the U.S. Department of Justice. The requests were not unexpected and the companies responded to the requests. The Company offered its commitment to divest its 36% interest in M-I L.L.C. On June 25, 1998, shareholders of the Company voted their approval for (1) an amendment to the Company's restated certificate of incorporation to increase the number of authorized common shares from 400 million to 600 million and (2) the issuance of Company common stock pursuant to the merger agreement between the Company and Dresser. Also, at a separate meeting on June 25, 1998, shareholders of Dresser approved the merger agreement between Halliburton and Dresser. On July 6, 1998, the Company and Dresser received the European Commission's decision that the Commission would not oppose the merger of the two companies. On July 9, 1998, the Company announced receipt of an Advance Ruling Certificate from the Canadian Bureau of Competition Policy clearing the Merger. On August 31, 1998, the Company sold its 36% interest in M-I L.L.C. (M-I). See Note 5. On September 29, 1998, the Company received final regulatory approval from the U.S. Department of Justice. In connection with the Merger, the Company entered into a consent decree with the United States Department of Justice requiring divestiture of Halliburton's current worldwide logging-while-drilling (LWD) business. In 1997 the affected business had revenues of less than $50 million, or approximately 0.4% of the combined revenues of Halliburton and Dresser. Halliburton's existing directional drilling service line and Dresser's Sperry-Sun division are not impacted by the decree. While Halliburton agreed in the consent decree to divest one-half of its sonic LWD tools, it will continue to provide customers with sonic LWD services using its existing sonic technologies. The consent decree requires Halliburton to divest such LWD business by March 28, 1999.
         On September 29, 1998 the Company completed the Merger and the conversion of the outstanding Dresser common stock into an aggregate of approximately 176 million shares of Common Stock of the Company. The Company has also reserved approximately 7.3 million shares of common stock for outstanding Dresser stock options and other employee and directors plans. The merger qualified as a tax-free exchange to Dresser's shareholders for U.S. federal income tax purposes and was accounted for using the pooling of interests method of accounting for business combinations. Accordingly, the Company's financial statements have been restated to include the results of Dresser for all periods presented.
         Beginning in 1998, Dresser's year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis. There were no material transactions between Halliburton and Dresser prior to the Merger.
         The results of operations for the separate companies and the combined amounts are presented in the consolidated financial statements below:

                                                                         Years ended December 31
                                                             --------------------------------------------------
Millions of dollars                                               1997              1996            1995
---------------------------------------------------------------------------------------------------------------
Revenues:
  Halliburton                                                $    8,818.6      $   7,385.1     $    5,882.9
  Dresser                                                         7,457.9          6,561.5          5,628.7
---------------------------------------------------------------------------------------------------------------
     Combined                                                $   16,276.5      $  13,946.6     $   11,511.6
---------------------------------------------------------------------------------------------------------------

Net income:
  Halliburton                                                $      454.4      $     300.4     $      183.7
  Dresser                                                           318.0            257.5            197.1
---------------------------------------------------------------------------------------------------------------
     Combined                                                $      772.4      $     557.9     $      380.8
---------------------------------------------------------------------------------------------------------------

         Other Acquisitions and Dispositions. See Note 17 regarding the disposition of the Company's insurance segment.
         During March 1997, the Devonport management consortium, Devonport Management Limited (DML), which is 51% owned by the Company, completed the acquisition of Devonport Royal Dockyard plc, which owns and operates the

Government of the United  Kingdom's  Royal  Dockyard in Plymouth,  England,  for
approximately $64.9 million. Concurrent with the acquisition of the Royal Dockyard, the Company's ownership interest in DML increased from about 30% to 51% and DML borrowed $56.3 million under term loans. The dockyard principally provides repair and refitting services for the British Royal Navy's fleet of submarines and surface ships.
         During April 1997, the Company completed its acquisition of the outstanding common stock of OGC International plc (OGC) for approximately $118.3 million. OGC is engaged in providing a variety of engineering, operations and maintenance services, primarily to the North Sea oil and gas production industry.
         During July 1997, the Company acquired all of the outstanding common stock and convertible debentures of Kinhill Holdings Limited (Kinhill) for approximately $34 million. Kinhill, headquartered in Australia, provides engineering in mining and minerals processing, petroleum and chemicals, water and wastewater, transportation and commercial and civil infrastructure. Kinhill markets its services primarily in Australia, Indonesia, Thailand, Singapore, India and the Philippines.
         In 1997, the Company recorded approximately $99.1 million excess of cost over net assets acquired primarily related to the acquisitions of OGC and Kinhill.
         On September 30, 1997, the Company completed its acquisition of NUMAR through the merger of a subsidiary of the Company with and into NUMAR, the conversion of the outstanding NUMAR common stock into an aggregate of approximately 8.2 million shares of common stock of the Company and the assumption by the Company of the outstanding NUMAR stock options (for the exercise of which the Company has reserved an aggregate of approximately 0.9 million shares of common stock of the Company). The merger qualified as a tax-free exchange and was accounted for using the pooling of interests method of accounting for business combinations. The Company has not restated its financial statements to include NUMAR's historical operating results because they were not material to the Company. NUMAR's assets and liabilities on September 30, 1997 were included in the Company's accounts of the same date, resulting in an increase in net assets of $21.3 million. Headquartered in Malvern, Pennsylvania, NUMAR designs, manufactures and markets the Magnetic Resonance Imaging Logging (MRIL(R)) tool which utilizes magnetic resonance imaging technology to evaluate subsurface rock formations in newly drilled oil and gas wells.
         See  Note  5  for   acquisitions  or  dispositions  of   unconsolidated
affiliates.
         In June 1997, the Company sold certain assets of its SubSea operations to Global Industries, Ltd. for $102.0 million cash. The Company recognized a loss of $6.3 million (net of tax of $3.4 million) on the sale.
         In October 1997, the Company announced it had reached an agreement to sell its environmental services business to Tetra Tech, Inc. for approximately $32 million. The transaction was completed on December 31, 1997. The sale was prompted by the Company's desire to divest non-core businesses and had no significant effect on net income for the year.
         Effective February 29, 1996, the Company entered into an agreement to form a joint venture with Shaw Industries Ltd. (Shaw) by contributing its Bredero Price assets and Shaw contributing its Shaw Pipe Protection assets on a worldwide basis. During the fourth quarter of 1997, the Company and Shaw agreed to a long-term extension of their strategic pipe coating alliance, Bredero-Shaw. In connection with the new agreement, Shaw agreed to pay the Company $50 million over a four-year period. This transaction resulted in a fourth quarter pretax gain of $41.7 million which is reported in the supplemental consolidated statement of income in the caption "special charges and credits". For balance sheet purposes, at year-end the Company deconsolidated Bredero-Shaw and accounted for its 50% interest in the joint venture as an equity investment. The Company includes its share of equity earnings in the results of operations beginning January 1, 1998 under the equity method.
         In October 1996, the Company completed its acquisition of Landmark through the merger of Landmark with and into a subsidiary of the Company, the conversion of the outstanding Landmark common stock into an aggregate of approximately 20.4 million shares of common stock of the Company (after giving effect to the Company's two-for-one stock split) and the assumption by the Company of the outstanding Landmark stock options. The merger qualified as a tax-free exchange and was accounted for using the pooling of interests method of accounting for business combinations. The Company's financial statements have been restated to include the results of Landmark for all periods presented prior to the date of acquisition.
         Prior to the Landmark merger with Halliburton, Landmark had a fiscal year-end of June 30. Landmark's results have been restated to conform with Halliburton Company's calendar year-end. Combined and separate results of Halliburton and Landmark for the periods preceding the merger were as follows:

                                                       Nine Months            Twelve Months
                                                          Ended                   Ended
                                                   --------------------    --------------------
Millions of dollars                                 September 30, 1996       December 31, 1995
-----------------------------------------------------------------------------------------------
Revenues:
   Halliburton                                     $     5,251.5            $      5,698.7
   Landmark                                                143.9                     184.2
-----------------------------------------------------------------------------------------------
      Combined                                     $     5,395.4            $      5,882.9
-----------------------------------------------------------------------------------------------

Net income:
   Halliburton                                     $       201.2            $        168.3
   Landmark                                                 (8.4)                     15.4
-----------------------------------------------------------------------------------------------
      Combined                                     $       192.8            $        183.7
-----------------------------------------------------------------------------------------------

         The Company acquired several other businesses during 1997, 1996 and 1995 for $3.6 million, $32.2 million and $13.6 million, respectively. These businesses did not have a significant effect on revenues or earnings.
         During fiscal 1995, the Company acquired Subtec Asia Ltd., a Sharjah, United Arab Emirates company, which provides underwater technology services primarily to the offshore oil and gas industry, for $37.6 million in cash including repayment of debt. On May 1, 1995, the Company acquired the assets of Wellstream Company L.P., which was engaged in the production of high-pressure flexible pipe and riser systems, for $62.4 million in cash, including repayment of debt. On May 2, 1995, the Company acquired North Sea Assets P.L.C., the remotely operated vehicle business of NSA/HMB Group, for approximately $30.4 million in cash.
         Effective May 31, 1995, the Company acquired all the outstanding shares of Grove S.p.A. (Grove), an Italian corporation, for $162.7 million in cash, including repayment of debt. Grove is a multinational company engaged in the production of oilfield valves and regulators.
         The Company recorded $244.1 million excess of cost over net assets acquired for the businesses purchased in 1995.

Note 3.  Business Segment Information
         The Company has three business segments. The Energy Services Group includes pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services and well control. Also included in the Energy Services Group are upstream oil and gas, engineering, construction and maintenance services, integrated exploration and production information systems and professional services to the petroleum industry. The Engineering and Construction Group provides engineering, procurement, construction, project management, and facilities operation and maintenance for hydrocarbon processing and other industrial and governmental customers. The Dresser Equipment Group designs, manufactures and markets highly engineered products and systems for oil and gas producers, transporters, processors, distributors and petroleum users throughout the world.
         The Company's equity in pretax income or losses of related companies is included in revenues and operating income of each applicable segment.
Intersegment revenues included in the revenues of the other business segments and sales between geographic areas are immaterial. General corporate assets are primarily comprised of cash and equivalents and certain other investments.
         The tables below represent the Company's adoption of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131).


Operations by Business Segment
                                                                     Years ended December 31
                                                            -----------------------------------------
Millions of dollars                                              1997          1996          1995
-----------------------------------------------------------------------------------------------------
Revenues:
  Energy Services Group                                     $   8,504.7   $   6,515.4   $   5,307.7
  Engineering and Construction Group                            4,992.8       4,720.7       3,736.5
  Dresser Equipment Group                                       2,779.0       2,710.5       2,467.4
-----------------------------------------------------------------------------------------------------
    Total                                                   $  16,276.5   $  13,946.6   $  11,511.6
-----------------------------------------------------------------------------------------------------
Operating income:
  Energy Services Group                                     $   1,019.4   $     698.0   $     544.5
  Engineering and Construction Group                              219.0         134.0          96.6
  Dresser Equipment Group                                         248.3         229.3         200.7
  Special charges                                                 (16.2)        (85.8)         (8.4)
  General corporate                                               (71.8)        (72.3)        (70.8)
-----------------------------------------------------------------------------------------------------
    Total                                                   $   1,398.7   $     903.2   $     762.6
-----------------------------------------------------------------------------------------------------
Capital expenditures:
  Energy Services Group                                     $     682.9   $     493.9   $     409.5
  Engineering and Construction Group                               61.5         105.6          62.2
  Dresser Equipment Group                                          76.4         119.0         117.9
  General corporate                                                59.3          12.6           1.9
-----------------------------------------------------------------------------------------------------
    Total                                                   $     880.1   $     731.1   $     591.5
-----------------------------------------------------------------------------------------------------
Depreciation and amortization:
  Energy Services Group                                     $     395.0   $     338.5   $     313.8
  Engineering and Construction Group                               63.3          58.7          55.9
  Dresser Equipment Group                                          98.6          92.8          85.9
  General corporate                                                 7.4           7.7          10.8
-----------------------------------------------------------------------------------------------------
    Total                                                   $     564.3   $     497.7   $     466.4
-----------------------------------------------------------------------------------------------------
Total assets:
  Energy Services Group                                     $   5,810.4   $   5,036.3   $   4,429.3
  Engineering and Construction Group                            1,931.4       1,835.3       1,633.2
  Dresser Equipment Group                                       2,117.3       2,129.1       2,014.3
  General corporate                                               842.7         586.1         492.6
-----------------------------------------------------------------------------------------------------
    Total                                                   $  10,701.8   $   9,586.8   $   8,569.4
-----------------------------------------------------------------------------------------------------
Research and development:
  Energy Services Group                                     $     173.8   $     150.1   $     124.8
  Engineering and Construction Group                                2.1           4.0           4.2
  Dresser Equipment Group                                         108.8          89.8          80.6
-----------------------------------------------------------------------------------------------------
    Total                                                   $     284.7   $     243.9   $     209.6
-----------------------------------------------------------------------------------------------------

Operations by Geographic Area
                                                                    Years ended December 31
                                                            ------------------------------------------
Millions of dollars                                              1997          1996          1995
------------------------------------------------------------------------------------------------------
Revenues:
  United States                                             $   6,178.7   $   5,730.0   $   4,897.0
  United Kingdom                                                2,315.0       1,504.6       1,279.6
  Other areas (over 120 countries)                              7,782.8       6,712.0       5,335.0
------------------------------------------------------------------------------------------------------
    Total                                                   $  16,276.5   $  13,946.6   $  11,511.6
------------------------------------------------------------------------------------------------------
Long-lived assets:
  United States                                             $   2,518.9   $   2,432.9   $   2,272.5
  United Kingdom                                                  775.0         626.9         552.7
  Other areas (over 120 countries)                                982.8         956.6         843.8
------------------------------------------------------------------------------------------------------
    Total                                                   $   4,276.7   $   4,016.4   $   3,669.0
------------------------------------------------------------------------------------------------------
Export sales:
  Mid-East/Far East and Africa                              $   1,013.8   $   1,200.7   $     874.5
  Latin America                                                   726.2         556.6         482.7
  Europe                                                          274.6         362.9         229.5
  Canada                                                          103.2         110.9          97.8
------------------------------------------------------------------------------------------------------
    Total                                                   $   2,117.8   $   2,231.1   $   1,684.5
------------------------------------------------------------------------------------------------------

Note 4.  Inventories
         Inventories at December 31, 1997 and 1996 are comprised of the following:


Millions of dollars                                            1997           1996
---------------------------------------------------------------------------------------
Finished products and parts                               $     670.9    $     570.3
Raw materials and supplies                                      213.7          235.4
Work in process                                                 535.8          518.6
Progress payments                                              (121.2)        (118.5)
---------------------------------------------------------------------------------------
          Total                                           $   1,299.2    $   1,205.8
---------------------------------------------------------------------------------------

         Inventories on the last-in, first-out (LIFO) method were $195.9 and $163.9 at December 31, 1997 and December 31, 1996, respectively. If the average cost method had been in use for inventories on the LIFO basis, total inventories would have been about $100.8 million and $112.0 million higher than reported at December 31, 1997 and 1996, respectively.

Note 5.  Related Companies
         The Company conducts some of its operations through various joint ventures which are in partnership, corporate and other business forms, which are principally accounted for using the equity method. European Marine Contractors, Limited (EMC), which is 50% owned by the Company and part of the Energy Services Group, specializes in engineering, procurement and construction of marine pipelines. Bredero-Shaw, which is 50% owned by the Company and part of the Energy Services Group, specializes in pipe coating. Ingersoll-Dresser Pump, which is 49% owned by the Company and part of the Dresser Equipment Group, manufactures a broad range of pump products and services. Summarized financial statements for the combined jointly-owned operations which are not consolidated are as follows:


Combined Operating Results
Millions of dollars                                1997          1996             1995
----------------------------------------------------------------------------------------------
Revenues                                     $     4,559.8   $   3,809.0   $     3,364.3
----------------------------------------------------------------------------------------------
Operating income                             $       395.3   $     289.3    $      247.8
----------------------------------------------------------------------------------------------
Net income                                   $       303.3   $     196.3    $      170.9
----------------------------------------------------------------------------------------------


Combined Financial Position
Millions of dollars                                1997          1996
---------------------------------------------------------------------------
Current assets                               $     2,215.1   $   2,026.2
Noncurrent assets                                  1,009.5         917.8
---------------------------------------------------------------------------
  Total                                      $     3,224.6   $   2,944.0
---------------------------------------------------------------------------
Current liabilities                          $     1,042.5   $   1,145.4
Noncurrent liabilities                               727.2         614.5
Minority interests                                     8.1           6.6
Shareholder's equity                               1,446.8       1,177.5
---------------------------------------------------------------------------
  Total                                      $     3,224.6   $   2,944.0
---------------------------------------------------------------------------

         In the second quarter of 1996, M-I, a 36% owned joint venture, purchased Anchor Drilling Fluids. The Company's share of the purchase price was $41.3 million and is included in cash flows from other investing activities. The Company sold its 36% ownership interest in M-I to Smith International, Inc. on August 31, 1998. This transaction completed Halliburton's commitment to the DOJ to sell its M-I interest in connection with its merger with Dresser. The purchase price of $265 million was paid by Smith in the form of a non-interest bearing promissory note due April, 1999. All of M-I's debt will remain an obligation of M-I.

Note 6.  Lines of Credit, Notes Payable and Long-Term Debt
         At year-end 1997, the Company had committed short-term lines of credit totaling $480.0 million available and unused, and other short-term lines of credit totaling $275.0 million with several U.S. banks. No borrowings were outstanding under these facilities at year-end 1997. In addition, the Company had $50.5 million of short-term debt outstanding. This debt consists of $2.7 million in foreign bank overdrafts with an interest rate of 7.31% and $47.8 million of foreign loans denoted primarily in foreign currencies with an average interest rate of 6.72%.
         At year-end 1996, the Company had committed short-term lines of credit totaling $465 million available and unused, and other short-term lines of credit totaling $275.0 million, under which $25.0 million in borrowings was outstanding with several U.S. banks. The interest on these borrowings was 5.65%. In addition, the Company had $105.7 million of short-term debt outstanding. This debt consists of $21.3 million in commercial paper with an interest rate of 5.85% and $84.4 million of foreign bank loans denoted primarily in foreign currencies with an average interest rate of 5.35%.

         Long-term debt at the end of 1997 and 1996 consists of the following:

Millions of dollars                                             1997        1996
------------------------------------------------------------------------------------
6.25% notes due June 1, 2000                                $    300.0  $    300.0
7.6% debentures due August 15, 2096                              300.0       300.0
8.75% debentures due February 15, 2021                           200.0       200.0
8 % senior notes due April 15, 2003                              149.5       149.3
Medium-term notes due February 1, 2027                           125.0         -
Medium-term notes due August 5, 2002                              75.0         -
Medium-term notes due May 12, 2017                                50.0         -
Medium-term notes due July 8, 1999                                50.0         -
Term loans at LIBOR plus 0.75% payable in semi-annual
   installments through March 2004                                45.9         -
Other notes with varying interest rates                            8.9         8.7
------------------------------------------------------------------------------------
                                                               1,304.3       958.0
Less current portion                                               7.4         1.7
------------------------------------------------------------------------------------
    Total long-term debt                                    $  1,296.9  $    956.3
------------------------------------------------------------------------------------

         The Company's 8.75% debentures due February 15, 2021 do not have sinking fund requirements and are not redeemable prior to maturity. During 1997, the Company issued notes under its medium-term note program as follows:

            Amount              Issue Date             Due               Rate            Prices            Yield
        -----------------------------------------------------------------------------------------------------------
        $ 125 million            02/11/97           02/01/2027           6.75%            99.78%             6.78%
        $  50 million            05/12/97           05/12/2017           7.53%              Par              7.53%
        $  50 million            07/08/97           07/08/1999           6.27%              Par              6.27%
        $  75 million            08/05/97           08/05/2002           6.30%              Par              6.30%
        -----------------------------------------------------------------------------------------------------------

         The medium-term notes may not be redeemed at the option of the Company prior to maturity. There is no sinking fund applicable to the notes. Each holder of the 6.75% medium-term notes has the right to require the Company to repay such holder's notes, in whole or in part, on February 1, 2007. The net proceeds from the sale of the notes were used for general corporate purposes.
         During March 1997, the Company incurred $56.3 million of term loans in connection with the acquisition of the Royal Dockyard in Plymouth, England (the Dockyard Loans). The Dockyard Loans are denominated in Sterling and bear interest at LIBOR plus 0.75% payable in semi-annual installments through March 2004. Pursuant to certain terms of the Dockyard Loans, the Company was required to provide initially a compensating balance of $28.7 million which is restricted as to use by the Company. The compensating balance amount decreases in proportion to the outstanding debt related to the Dockyard Loans and earns interest at a rate equal to that of the Dockyard Loans. At December 31, 1997, the compensating balance of $22.8 million is included in other assets in the supplemental consolidated balance sheets.
         Long-term debt matures over the next five years as follows: $7.4 million in 1998; $59.8 million in 1999; $308.4 million in 2000; $9.0 million in 2001; and $89.0 million in 2002.

Note 7. Dresser Financial Information
         Subject to approval from the Securities and Exchange Commission (the Commission), Dresser will cease filing periodic reports with the Commission. The Company will fully guarantee Dresser's 8% senior notes due 2003 (the Notes). See
Note 6. As long as the Notes remain outstanding, summarized financial information of Dresser will be presented in periodic reports filed by the Company.


Dresser Industries, Inc.
Financial Position                                                     Year-end
-------------------------------------------------------------------------------------------
Millions of dollars                                             1997              1996
-------------------------------------------------------------------------------------------
Current assets                                              $   2,471.6       $   2,469.5
Noncurrent assets                                               2,627.2           2,680.7
-------------------------------------------------------------------------------------------
  Total                                                     $   5,098.8       $   5,150.2
-------------------------------------------------------------------------------------------
Current liabilities                                         $   1,687.4       $   1,861.8
Noncurrent liabilities                                          1,679.2           1,706.2
Shareholders' equity                                            1,732.2           1,582.2
-------------------------------------------------------------------------------------------
  Total                                                     $   5,098.8       $   5,150.2
-------------------------------------------------------------------------------------------


Dresser Industries, Inc.
Operating Results                                                                Years-ended
                                                            -------------------------------------------------------
Millions of dollars                                              1997               1996                1995
-------------------------------------------------------------------------------------------------------------------
Revenues                                                    $   7,457.9       $     6,561.5     $     5,628.7
-------------------------------------------------------------------------------------------------------------------
Operating income                                            $     600.6       $       485.3     $       361.7
-------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest                   $     546.8       $       426.8     $       342.2
Income taxes                                                     (191.4)             (145.1)           (109.3)
Minority interest                                                 (37.4)              (24.2)            (19.8)
Cumulative effect of accounting change                              -                   -               (16.0)
-------------------------------------------------------------------------------------------------------------------
Net income                                                  $     318.0       $       257.5     $       197.1
-------------------------------------------------------------------------------------------------------------------

Note 8. Commitments and Contingencies
         Leases. At year end 1997, the Company was obligated under noncancelable operating leases, expiring on various dates through 2020, principally for the use of land, offices, equipment, field facilities, and warehouses. Aggregate rentals charged to operations for such leases totaled $202.8 million in 1997, $177.8 million in 1996 and $177.1 million in 1995. Future aggregate rentals on noncancelable operating leases are as follows: 1998, $118.3 million; 1999, $74.4 million; 2000, $52.5 million; 2001, $38.7 million; 2002, $31.7 million; and
thereafter, $111.1 million.
         General Litigation. The purchasers of the Company's former hand tool division sued the Company for fraud in connection with the October 1983 transaction. In May 1994, the jury returned a verdict awarding the plaintiffs $4.0 million in compensatory damages and $50.0 million in punitive damages. On October 13, 1994, the Court ordered a reduction of damages from $54.0 to $12.0 million. On October 15, 1996, the Court of Appeals issued its decision reversing the trial court's decision as to compensatory and punitive damages and remanding the case for a new trial on damages. On remand, the trial court ordered that the new trial contemplated by the appellate decision be limited to compensatory damages only, despite the express statement that punitive damages were also reversed, and decided that the court would review the original punitive damages verdict after the retrial on compensatory damages. The Company is preparing to defend itself vigorously at the new trial on compensatory damages, which is scheduled to begin in October 1998, and throughout the post-trial review process.
         Based on a review of the current facts and circumstances, management has provided for what is believed to be a reasonable estimate of the exposure to loss associated with this matter. While acknowledging the uncertainties of litigation, management believes that this matter will be resolved without a material effect on the Company's financial position or results of operations.
         Asbestosis Litigation. Since 1976, the Company has been involved in litigation resulting from allegations that third parties had sustained injuries and damage from the inhalation of asbestos fibers contained in certain products manufactured by the Company or companies acquired by the Company.
         Over the last 20 years approximately 154,000 claims have been filed against the Company. Claims continue to be filed with 22,000 new claims filed in 1997. The Company has entered into agreements with insurance carriers which cover, in whole or in part, indemnity payments, legal fees and expenses for certain categories of claims. The Company is in negotiation with carriers over coverage for the remaining categories of claims. Because these agreements are governed by exposure dates, payment type and the product involved, the covered amount varies by individual claim. In addition, lawsuits are pending against several carriers seeking to recover additional amounts related to these claims.
         Since 1976, the Company has settled or disposed of 88,000 claims for a gross cost of approximately $75 million with insurance carriers paying all but $28 million. Provision has been made for the estimated exposure, based on historical experience and expected recoveries from insurance carriers, related to the 66,000 claims which were open at the end of 1997 including 25,000 for which settlements are pending. Management has no reason to believe that the insurance carriers will not be able to meet their share of future obligations under the agreements.
         Pursuant to an agreement entered into at the time of the spin-off of INDRESCO, Inc., now Global Industrial Technologies, Inc. (Global), claims filed after July 31, 1992 related to refractory products manufactured by the Harbison-Walker Refractories Division of the Company are the responsibility of Global. Certain agreements with insurance carriers referred to above also cover these claims.
         Management recognizes the uncertainties of litigation and the possibility that a series of adverse rulings could materially impact operating results. However, based upon the Company's historical experience with similar claims, the time elapsed since the Company discontinued sale of products containing asbestos, and management's understanding of the facts and circumstances that gave rise to such claims, management believes that the pending asbestos claims will be resolved without material effect on the Company's financial position or results of operations.
         Environmental. The Company is involved through its subsidiaries as a potential responsible party (PRP) in remedial activities to clean up various "Superfund" sites under applicable federal law which imposes joint and several liability, if the harm is indivisible, on certain persons without regard to fault, the legality of the original disposal, or ownership of the site. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, management of the Company believes that any liability of the Company with respect to all but one of such sites will not have a material adverse effect on the results of operations of the Company.
         With respect to a site in Jasper County, Missouri (Jasper County Superfund Site), sufficient information that would enable management to quantify the Company's potential liability has not been developed and management believes the process of determining the nature and extent of remediation at this site and the total costs thereof will be lengthy. Brown & Root, Inc. (Brown & Root), a subsidiary of the Company, has been named as a PRP with respect to the Jasper County Superfund Site by the Environmental Protection Agency (EPA). The Jasper County Superfund Site includes areas of mining activity that occurred from the 1800s through the mid 1950s in the southwestern portion of Missouri. The site contains lead and zinc mine tailings produced from mining activities. Brown & Root is one of nine participating PRPs that have agreed to perform a Remedial Investigation/Feasibility Study (RI/FS), which, due to various delays, is not expected to be completed until sometime in 1999. Although the entire Jasper County Superfund Site comprises 237 square miles as listed on the National Priorities List, in the RI/FS scope of work, the EPA has only identified seven areas, or subsites, within this area that need to be studied and then possibly remediated by the PRPs. Additionally, the Administrative Order on Consent for the RI/FS only requires Brown & Root to perform RI/FS work at one of the subsites within the site, the Neck/Alba subsite, which only comprises 3.95 square miles. Brown & Root's share of the cost of such a study is not expected to be material. In addition to the Superfund issues, the State of Missouri has indicated that it may pursue natural resource damage claims against the PRPs. At the present time Brown & Root cannot determine the extent of its liability, if any, for remediation costs or natural resource damages on any reasonably practicable basis.
         Other. The Company and its subsidiaries are parties to various other legal proceedings. Although the ultimate dispositions of such proceedings are not presently determinable, in the opinion of the Company any liability that may ensue will not be material in relation to the consolidated financial position and results of operations of the Company.

Note 9.  Income Per Share
         The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." Options to purchase 1.1 million, 2.6 million and 0.9 million shares of common stock were outstanding during 1997, 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares. During 1995, there were 6.6 million weighted average shares and $12.5 million in income related to the conversion of the zero coupon convertible debentures that were excluded from the computation because they were antidilutive.

Note 10.  Property, Plant and Equipment
         Property, plant and equipment at December 31, 1997 and 1996 is comprised of the following:


Millions of dollars                                             1997         1996
-------------------------------------------------------------------------------------
Land                                                        $     136.0  $     162.3
Buildings and property improvements                             1,055.9      1,041.7
Machinery and equipment                                         4,920.8      4,918.6
Other                                                             533.3        274.9
                                                            -------------------------
          Total                                             $   6,646.0  $   6,397.5
-------------------------------------------------------------------------------------

         At December 31, 1997 and 1996, other property includes oil and gas investments of approximately $101.7 million and $5.9 million and software developed for internal use of $59.5 million and $10.0 million, respectively.

Note 11.  Special Charges
         In June 1997, the Company sold certain assets of its SubSea operations to Global Industries, Ltd. for $102 million cash. The Company recognized a loss of $9.7 million ($6.3 million after tax) on the sale.
         In September 1997, the Company recorded special charges of $8.6 million (also $8.6 million after tax) for transaction costs incurred by the Company and NUMAR to complete the merger of a subsidiary of the Company with and into NUMAR. The Company settled these obligations during the fourth quarter of 1997 with funds provided by operations.
         During the fourth quarter of 1997, the Company and Shaw Industries Ltd. agreed to a long-term extension of their strategic pipe coating alliance. See
Note 2. This transaction resulted in a pre-tax gain of $41.7 million dollars. Prior to October 31, 1997 the Company, along with its joint venture partner Ingersoll-Rand Company, approved profit initiatives at Dresser-Rand Company and Ingersoll-Dresser Pump Company. Profit improvement initiatives at the Dresser-Rand and Ingersoll-Dresser Pump joint ventures will include the closure of a Dresser-Rand European plant, personnel reductions in administrative and sales support, consolidation of repair and service operations and the discontinuance of certain product lines. The Company's share of these initiatives is $48.2 million. Of this amount, $18.0 million ($7.5 million after tax and minority interest) was recorded in the fourth quarter of 1997. The remaining $30.2 million ($12.0 million after tax and minority interest) was recorded in the two months ended December 1997 upon notification of employee terminations and has been included in retained earnings in the supplemental condensed consolidated balance sheets at June 30, 1998.
         During 1997, the Company recorded a pretax charge of $21.6 million ($14.0 million after tax) to write-down certain assets whose carrying value has been impaired and to provide for early retirement incentives.
         During September 1996, the Company recorded special charges of $65.3 million ($42.7 million after tax), which included provisions of $41.0 million to terminate approximately one thousand employees related to reorganization efforts by the Engineering and Construction Group and plans to combine various administrative support functions into combined shared services for the Company; $20.2 million to restructure certain Engineering and Construction Group businesses, provide for excess lease space and other items; and $4.1 million ($3.5 million after tax) for costs related to the acquisition of Landmark. The Company has substantially completed its reorganization plans initiated during the third quarter of 1996. Approximately $57.6 million has been charged or allocated to this reserve with the remaining amount to be charged over the remaining term of excess leases through August 2003.
         In September 1996, Landmark recorded special charges of $8.3 million ($7.6 million after tax) for costs incurred for merging with the Company. During March 1996, Landmark recorded special charges of $12.2 million ($8.7 million after tax) for the write-off of in-process research and development activities acquired in connection with the purchase by Landmark of certain assets and the assumption of certain liabilities of Western Atlas International, Inc. and the write-off of related redundant assets and activities.
         The special charges to net income in the third quarter of 1996 were offset by tax credits during the same quarter of $43.7 million due to the recognition of net operating loss carryforwards and the settlement during the quarter of various issues with the Internal Revenue Service (IRS). The Company reached agreement with the IRS and recognized net operating loss carryforwards of $62.5 million ($22.5 million in tax benefits) from the 1989 tax year. The net operating loss carryforwards were utilized in the 1996 tax year. In addition, the Company also reached agreement with the IRS on issues related to intercompany pricing of goods and services for the tax years 1989 through 1992 and entered into an advanced pricing agreement for the tax years 1993 through

1998. As a result of these agreements with the IRS, the Company recognized tax benefits of $16.1 million. The Company also recognized net operating loss carryforwards of $14.0 million ($5.1 million in tax benefits) in certain foreign areas due to improving profitability and restructuring of foreign operations.
         In 1995, Landmark recorded special charges of $8.4 million, primarily for the write-off of research and development activities of acquired companies, merger costs and restructuring charges.

Note 12.  Income Taxes
         The components of the (provision) benefit for income taxes are:


Millions of dollars                                             1997        1996        1995
------------------------------------------------------------------------------------------------
Current income taxes
    Federal                                                 $   (167.2) $    (82.0)  $    (37.0)
    Foreign                                                     (306.1)     (169.8)      (149.8)
    State                                                        (15.5)      (10.0)        (9.0)
------------------------------------------------------------------------------------------------
         Total                                                  (488.8)     (261.8)      (195.8)
------------------------------------------------------------------------------------------------
Deferred income taxes
    Federal                                                        5.4        61.2         (5.5)
    Foreign and state                                             (8.0)      (47.8)       (45.7)
------------------------------------------------------------------------------------------------
         Total                                                    (2.6)       13.4        (51.2)
------------------------------------------------------------------------------------------------
Total                                                       $   (491.4) $   (248.4)  $   (247.0)
------------------------------------------------------------------------------------------------

         Included in income taxes are foreign tax credits of $154.0 million in 1997, $109.2 million in 1996 and $91.1 million in 1995. The United States and foreign components of income from continuing operations before income taxes and minority interests are as follows:


Millions of dollars                                             1997       1996         1995
------------------------------------------------------------------------------------------------
United States                                               $    736.8  $    484.2   $    412.4
Foreign                                                          576.3       346.8        317.6
------------------------------------------------------------------------------------------------
    Total                                                   $  1,313.1  $    831.0   $    730.0
------------------------------------------------------------------------------------------------

         The primary components of the Company's deferred tax assets and liabilities and the related valuation allowances are as follows:


Millions of dollars                                             1997       1996
----------------------------------------------------------------------------------
Gross deferred tax assets
      Employee benefit plans                                $    334.4  $  328.7
      Accrued liabilities                                         79.4      89.5
      Insurance accruals                                          71.5      63.7
      Construction contract accounting methods                    70.6      56.5
      Intercompany profit                                         39.3      34.2
      Net operating loss carryforwards                            46.7      87.4
      Inventory                                                   37.4      33.9
      Foreign tax credits                                         21.2      29.8
      Alternative minimum tax carryforward                        15.1      19.3
      All other                                                   80.1      76.5
----------------------------------------------------------------------------------
          Total                                                  795.7     819.5
----------------------------------------------------------------------------------
Gross deferred tax liabilities
      Depreciation and amortization                              124.5     121.3
      Unrepatriated foreign earnings                              35.6      34.1
      Safe harbor leases                                          11.0      12.0
      All other                                                   85.0      89.3
----------------------------------------------------------------------------------
          Total                                                  256.1     256.7
----------------------------------------------------------------------------------
Valuation allowances
      Net operating loss carryforwards                            30.7      53.7
      All other                                                   33.3      34.0
----------------------------------------------------------------------------------
          Total                                                   64.0      87.7
----------------------------------------------------------------------------------
Net deferred income tax asset                               $    475.6  $  475.1
----------------------------------------------------------------------------------

         The Company has provided for the potential repatriation of certain undistributed earnings of its foreign subsidiaries and considers earnings above the amounts on which tax has been provided to be permanently reinvested. While these additional earnings could become subject to additional tax if repatriated, such a repatriation is not anticipated. Any additional amount of tax is not practicable to estimate.
         The Company has foreign tax credits which expire in 2000 of $21.2 million. The Company has net operating loss carryforwards which expire as follows: 1998 through 2002, $67.2 million; 2003 through 2007, $15.7 million; 2008 through 2010, $5.1 million. The Company also has net operating loss carryforwards of $49.1 million with indefinite expiration dates. Reconciliations between the actual provision for income taxes and that computed by applying the U.S. statutory rate to income from continuing operations before income taxes and minority interest are as follows:


Millions of dollars                                             1997        1996         1995
------------------------------------------------------------------------------------------------
Provision computed at statutory rate                        $   (459.6) $   (290.9)  $   (255.5)
Reductions (increases) in taxes resulting from:
    Tax differentials on
        foreign earnings                                          (4.3)       14.2        (30.0)
    State income taxes, net of
        federal income tax benefit                               (12.0)       (7.0)        (7.5)
    Net operating losses                                           -          22.7         58.0
    Federal income tax settlement                                  -          16.1          -
    Nondeductible goodwill                                       (12.5)       (8.9)        (7.5)
    Other items, net                                              (3.0)        5.4         (4.5)
------------------------------------------------------------------------------------------------
        Total                                               $   (491.4) $   (248.4)  $   (247.0)
------------------------------------------------------------------------------------------------

         The Company has received statutory notices of deficiency for the 1990 and 1991 tax years from the Internal Revenue Service (IRS) of $92.9 million and $16.8 million, respectively, excluding any penalties or interest. The Company believes it has meritorious defenses and does not expect that any liability resulting from the 1990 or 1991 tax years will result in a material adverse effect on its results of operations or financial position. In 1996, the Company reached settlements with the IRS for certain matters including the 1989 taxable year. As a result of the settlement for the 1989 taxable year, the Company recognized tax benefits and net income was increased by $16.1 million in 1996 (see Note 11).

Note 13.  Common Stock
         On June 25, 1998, the Company's shareholders voted to increase the Company's number of authorized shares from 400.0 million to 600.0 million.
         On May 20, 1997, the Company's shareholders voted to increase the Company's number of authorized shares from 200.0 million shares to 400.0 million shares. On June 9, 1997, the Company's Board of Directors approved a two-for-one stock split effected in the form of a stock dividend distributed on July 21, 1997 to shareholders of record on June 26, 1997. The par value of the Company's common stock of $2.50 per share remained unchanged. As a result of the stock split, $556.3 million was transferred from paid-in capital in excess of par value to common stock. Historical share and per share amounts presented on the supplemental consolidated statements of income and in the discussion below concerning stock options and restricted stock have been restated to reflect the stock split.
         The Company's 1993 Stock and Long-Term Incentive Plan (1993 Plan) provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights, in tandem with stock options or freestanding; (3) restricted stock; (4) performance share awards; and (5) stock value equivalent awards. Under the terms of the 1993 Plan as amended, 27 million shares of the Company's Common Stock have been reserved for issuance to key employees. At December 31, 1997, 14.8 million shares were available for future grants under the 1993 Plan.
         In connection with the acquisitions of Dresser, Landmark Graphics Corporation (Landmark) and NUMAR Corporation (NUMAR) (see Note 2), outstanding stock options under the stock option plans maintained by Dresser, Landmark and NUMAR were assumed by the Company. Stock option transactions summarized below include amounts for the 1993 Plan, the Dresser plans using the acquisition exchange rate of 1 share for each Dresser share, the Landmark plans using the acquisition exchange rate of 1.148 shares for each Landmark share, and the NUMAR plans using the acquisition exchange rate of .9664 shares for each NUMAR share.


                                                              Exercise          Weighted Average
                                           Number of          Price per          Exercise Price
Stock Options                                Shares             Share              per Share
---------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994            9,268,737      $  0.53 - 29.73         $  16.92
---------------------------------------------------------------------------------------------------
  Granted                                   4,431,207        15.68 - 25.32            20.71
  Exercised                                (1,115,630)        0.53 - 23.04            14.79
  Forfeited                                  (294,664)        4.48 - 28.77            17.52
---------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995           12,289,650         2.90 - 29.73            18.53
---------------------------------------------------------------------------------------------------
  Granted                                   4,295,409        14.48 - 29.57            27.49
  Exercised                                (2,722,828)        2.90 - 23.88            16.72
  Forfeited                                  (445,660)        8.71 - 28.09            18.81
---------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996           13,416,571         3.49 - 29.73            21.77
---------------------------------------------------------------------------------------------------
  Options assumed in acquisition              854,050         3.10 - 22.12            12.22
  Granted                                   2,194,972        30.69 - 61.50            46.18

  Exercised                                (3,684,923)        3.10 - 29.56            17.95
  Forfeited                                  (395,833)        9.15 - 39.88            22.69
---------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997           12,384,837      $  3.10 - 61.50         $  26.55
---------------------------------------------------------------------------------------------------

         Options outstanding at December 31, 1997 are composed of the following:


                                         Outstanding                                 Exercisable
                       ------------------------------------------------    --------------------------------
                                           Weighted
                          Number of         Average        Weighted           Number of        Weighted
                          Shares at        Remaining       Average            Shares at        Average
      Range of           December 31,     Contractual      Exercise         December 31,       Exercise
   Exercise Prices           1997            Life           Price               1997            Price
-----------------------------------------------------------------------------------------------------------
 $  3.10 - 11.11             395,674           4.52       $   7.20                389,878     $   7.13
   11.25 - 18.13           2,628,212           6.68          16.13              2,234,747        16.05
   18.24 - 29.19           4,595,285           7.02          23.13              3,184,342        22.85
   29.56 - 61.50           4,765,666           9.21          37.20              1,157,059        31.17
-----------------------------------------------------------------------------------------------------------
 $  3.10 - 61.50          12,384,837           7.71       $  26.55              6,966,026     $  21.17
-----------------------------------------------------------------------------------------------------------

         There were 6.5 million options exercisable with a weighted average exercise price of $18.57 at December 31, 1996, and 4.5 million options exercisable with a weighted average exercise price of $17.64 at December 31, 1995.
         All stock options under the 1993 Plan, including options granted to employees of Dresser, Landmark and NUMAR since the acquisition of such companies, are granted at the fair market value of the Common Stock at the grant date. Landmark, prior to its acquisition by the Company, had provisions in its plans that allowed Landmark to set option exercise prices at a defined percentage below fair market value. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The weighted average assumptions and resulting fair values of options granted are as follows:


                                                 Assumptions                                 Weighted Average
                     ---------------------------------------------------------------------
                        Risk-Free          Expected          Expected         Expected        Fair Value of
                      Interest Rate     Dividend Yield   Life (in years)     Volatility      Options Granted
---------------------------------------------------------------------------------------------------------------
1997                    6.0 - 6.4%        1.0 - 2.7%         5 - 6.5       22.8 - 43.3%       $ 8.94 - 22.71
1996                    5.8 - 5.9%        1.6 - 2.7%         5 - 6.5       23.1 - 39.7%       $ 5.67 - 10.24
1995                    6.2 - 7.0%        1.6 - 2.8%         5 - 6.5       23.3 - 38.4%       $ 5.37 - 7.16
---------------------------------------------------------------------------------------------------------------

         Stock options generally expire ten years from the grant date. Stock options vest over a three-year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date.
         The Company accounts for the 1993 Plan in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the Company's stock option programs been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), the Company's pro forma net income for 1997, 1996 and 1995 would have been $750.3 million, $547.1 million and $377.0 million, respectively, resulting in diluted earnings per share of $1.72, $1.27 and $0.87, respectively. Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.
         Restricted shares awarded under the 1993 Plan for 1997, 1996 and 1995 were 515,650; 363,800; and 412,700, respectively. The shares awarded are net of forfeitures of 34,900; 34,600; and 9,800 shares in 1997, 1996 and 1995, respectively. The weighted average fair market value per share at the date of grant of shares granted in 1997, 1996 and 1995 was $45.29, $28.24 and $20.44,
respectively.
         The Company's Restricted Stock Plan for Non-Employee Directors (Restricted Stock Plan) allows for each non-employee director to receive an annual award of 400 restricted shares of Common Stock as a part of compensation. The Company reserved 100,000 shares of Common Stock for issuance to non-employee directors. The Company issued 3,200; 3,600 and 3,200 restricted shares in 1997, 1996 and 1995, respectively, under this plan. At December 31, 1997, 17,200 shares have been issued to non-employee directors under this plan. The weighted average fair market value per share at the date of grant of shares granted in 1997, 1996 and 1995 was $46.06, $26.57 and $20.38, respectively.

         The Company's Employees' Restricted Stock Plan was established for employees who are not officers, for which 200,000 shares of Common Stock have been reserved. The Company awarded 3,500 restricted shares in 1995. Forfeitures were 14,600; 8,400 and 1,800 in 1997, 1996 and 1995, respectively. No awards were made in 1997 or 1996 and no further grants are being made under this plan. At December 31, 1997, 172,200 shares (net of 24,800 shares forfeited) have been issued. The weighted average fair market value per share at the date of grant for shares granted in 1995 was $17.50.
         Under the terms of the Company's Career Executive Incentive Stock Plan, 15 million shares of the Company's Common Stock were reserved for issuance to officers and key employees at a purchase price not to exceed par value of $2.50 per share. At December 31, 1997, 11.7 million shares (net of 2.1 million shares forfeited) have been issued under the plan. No further grants will be made under the Career Executive Incentive Stock Plan.
         Restricted shares issued under the 1993 Plan, Restricted Stock Plan, Employees' Restricted Stock Plan and the Career Executive Incentive Stock Plan are limited as to sale or disposition with such restrictions lapsing periodically over an extended period of time not exceeding ten years. The fair market value of the stock, on the date of issuance, is being amortized and charged to income (with similar credits to paid-in capital in excess of par value) generally over the average period during which the restrictions lapse. Compensation costs recognized in income for 1997, 1996 and 1995 were $7.1 million, $6.9 million and $7.0 million, respectively. At December 31, 1997, the unamortized amount is $44.3 million.

Note 14.  Series A Junior Participating Preferred Stock
         The Company has previously declared a dividend of one preferred stock purchase right (a Right) on each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one two-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, without par value, at an exercise price of $75, subject to certain antidilution adjustments, upon the terms and subject to the conditions set forth in the Rights Agreement entered into with ChaseMellon Shareholder Services, L.L.C. as Rights Agent. The Rights do not have any voting rights and are not entitled to dividends.
         The Rights become exercisable in certain limited circumstances involving a potential business combination. Following certain other events after the Rights become exercisable, each Right will entitle its holder to an amount of Common Stock of the Company, or in certain circumstances, securities of the acquirer, having a then-current market value of two times the exercise price of the Right. The Rights are redeemable at the Company's option at any time before they become exercisable. The Rights expire on December 15, 2005. No event during 1997 made the Rights exercisable.

Note 15.  Financial Instruments and Risk Management
         Foreign Exchange Risk. Techniques in managing foreign exchange risk include, but are not limited to, foreign currency borrowing and investing and the use of currency derivative instruments. The Company selectively hedges significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the cost of hedging the exposure in relation to the perceived risk of loss. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual cash flows resulting from the sale and purchase of products will be adversely affected by changes in exchange rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.
         The Company hedges its currency exposure through the use of currency derivative instruments. Such contracts generally have an expiration date of two years or less. Forward exchange contracts (commitments to buy or sell a specified amount of a foreign currency at a specified price and time) are generally used to hedge identifiable foreign currency commitments. Losses of $2.6 million for identifiable foreign currency commitments were deferred at
December  31, 1997.  Forward  exchange  contracts  and foreign  exchange  option contracts (which convey the right, but not the obligation, to sell or buy a specified amount of foreign currency at a specified price) are generally used to hedge foreign currency commitments with an indeterminable maturity date. None of the forward or option contracts are exchange traded.
         While hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The use of some contracts may limit the Company's ability to benefit from favorable fluctuations in foreign exchange rates. The notional amounts of open forward contracts and options were $697.2 million and $444.0 million at year-end 1997 and 1996, respectively. The notional amounts of the Company's foreign exchange contracts do not generally represent amounts exchanged by the parties, and thus, are not a measure of the exposure of the Company or of the cash requirements relating to these contracts. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as exchange rates. The Company actively monitors its foreign currency exposure and adjusts the amounts hedged as appropriate.
         Exposures to certain currencies are generally not hedged due primarily to the lack of available markets or cost considerations (non-traded currencies). The Company attempts to manage its working capital position to minimize foreign currency commitments in non-traded currencies and recognizes that pricing for the services and products offered in such countries should cover the cost of exchange rate devaluations. The Company has historically incurred transaction losses in non-traded currencies.
         Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash equivalents, investments and trade receivables. It is the Company's practice to place its cash equivalents and investments in high quality securities with various investment institutions. The Company derives the majority of its revenues from sales and services to, including engineering and construction for, the energy industry. Within the energy industry, trade receivables are generated from a broad and diverse group of customers. There are concentrations of receivables in the United States, the United Kingdom and Italy. The Company maintains an allowance for losses based upon the expected collectibility of all trade accounts receivable.
         There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties related to the Company's derivative contracts. Counterparties are selected by the Company based on creditworthiness, which the Company continually monitors, and on the counterparties' ability to perform their obligations under the terms of the transactions. The Company does not expect any counterparties to fail to meet their obligations under these contracts given their high credit ratings and, as such, considers the credit risk associated with its derivative contracts to be minimal.
         Fair Value of Financial Instruments. The estimated fair value of long-term debt at year-end 1997 and 1996 was $1,380.8 million and $989.1 million, respectively, as compared to the carrying amount of $1,304.3 million at year-end 1997 and $958.0 million at year-end 1996. The fair value of fixed rate long-term debt is based on quoted market prices for those or similar instruments. The carrying amount of variable rate long-term debt and restricted cash (see Note 6) approximates fair value because such instruments reflect market changes to interest rates. The carrying amount of short-term financial instruments (cash and equivalents, receivables, short-term notes payable and accounts payable) as reflected in the consolidated balance sheets approximates fair value due to the short maturities of these instruments. The fair value of currency derivative instruments generally approximates their carrying amount based upon third party quotes.

Note 16.  Retirement Plans
         The Company has various plans which cover a significant number of its employees. These plans include defined contribution plans, which provide retirement contributions in return for services rendered, provide an individual account for each participant and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pre-tax income and/or discretionary amounts determined on an annual basis. The Company's expense for the defined contribution plans totaled $213.2 million, $156.0 million, and $119.5 million in 1997, 1996 and 1995. Other retirement plans include defined benefit plans, which define an amount of pension benefit to be provided, usually as a function of age, years of service or compensation. These plans are funded to operate on an actuarially sound basis. Plan assets are primarily invested in cash, short-term investments, real estate, equity and fixed income securities of entities domiciled in the country of the plan's operation. Assumed long-term rates of return on plan assets, discount rates for estimating benefit obligations and rates of compensation increases vary for the different plans according to the local economic conditions. The rates used are as follows:


Percentages                                                         1997               1996               1995
----------------------------------------------------------------------------------------------------------------------
Return on plan assets:
   United States plans                                               8.5% to 9%          8% to 9%       8.5% to 9.0%
   International plans                                            7.0% to 13.5%     7.0% to 13.5%     6.5% to 13.50%
Discount rate:
   United States plans                                              7.25% to 8%          7% to 8%        7% to 8.25%
   International plans                                            7.0% to 12.5%     7.0% to 12.5%       4% to 12.50%
Compensation increase:
   United States plans                                             4.0% to 5.5%      4.0% to 5.5%       4.0% to 5.5%
   International plans                                            4.0% to 11.0%     4.0% to 11.0%      1.0% to 11.0%
----------------------------------------------------------------------------------------------------------------------

         The net periodic pension cost (benefit) for defined benefit plans is as follows:


Millions of dollars                                             1997            1996             1995
-----------------------------------------------------------------------------------------------------------
Service cost - benefits earned during period              $       52.7    $       31.3    $         27.0
Interest cost on projected benefit obligation                    131.8            73.5              68.5
Actual return on plan assets                                    (266.8)         (109.8)            (91.4)
Net amortization and deferral                                     95.2            10.0              11.5
-----------------------------------------------------------------------------------------------------------
     Net periodic pension cost (benefit)                  $       12.9    $        5.0    $         15.6
-----------------------------------------------------------------------------------------------------------

         The reconciliation of the funded status for defined benefit plans where assets exceed accumulated benefits is as follows:


Millions of dollars                                             1997             1996
-------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Vested                                                $   (1,686.4)   $      (603.5)
-------------------------------------------------------------------------------------------
    Accumulated benefit obligation                        $   (1,706.9)   $      (614.4)
-------------------------------------------------------------------------------------------
    Projected benefit obligation                          $   (1,844.5)   $      (666.4)
Plan assets at fair value                                      2,146.1            906.3
-------------------------------------------------------------------------------------------
    Funded status                                                301.6            239.9
Unrecognized prior service cost                                  (18.2)           (21.4)
Unrecognized net gain                                           (190.0)          (131.9)
Unrecognized net transition (asset) obligation                   (12.1)           (20.1)
-------------------------------------------------------------------------------------------
     Net prepaid (accrued) pension cost                   $       81.3    $        66.5
-------------------------------------------------------------------------------------------

         Included in the 1997 reconciliation of the funded status for defined benefit plans where assets exceed accumulated benefits are the benefit obligations and plan assets associated with Devonport Management Limited, the Company's 51% owned subsidiary. See Note 2.
         The reconciliation of the funded status for defined benefit plans where accumulated benefits exceed assets is as follows:


Millions of dollars                                             1997             1996
-------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Vested                                                $      (87.3)   $      (248.6)
-------------------------------------------------------------------------------------------
    Accumulated benefit obligation                        $      (97.1)   $      (267.2)
-------------------------------------------------------------------------------------------
    Projected benefit obligation                          $     (103.0)   $      (304.1)
Plan assets at fair value                                         50.7            217.6
-------------------------------------------------------------------------------------------
    Funded status                                                (52.3)           (86.5)
Unrecognized prior service cost                                    5.3             24.3
Unrecognized net gain                                             (7.6)            (4.6)
Unrecognized net transition (asset) obligation                     2.8              7.8
Adjustment required to recognize additional
     minimum liability                                           (11.1)           (32.5)
-------------------------------------------------------------------------------------------
     Net prepaid (accrued) pension cost                   $      (62.9)   $       (91.5)
-------------------------------------------------------------------------------------------

         The Company recognized an additional minimum pension liability for underfunded defined benefit plans. The additional minimum liability is equal to the excess of the accumulated benefit obligation over plan assets and accrued liabilities. A corresponding amount is recognized as either an intangible asset or a reduction of shareholders' equity. As of year-end 1997 and 1996 the Company had recorded additional minimum liabilities of $11.1 million and $32.5 million, intangible assets of $5.0 million and $20.9 million, and adjustments to shareholders' equity, (net of income taxes and minority interest) of $3.9 million and $6.9 million, respectively.
         Postretirement Medical Plan. The Company offers postretirement medical plans to certain eligible employees. In some plans the Company's liability is limited to a fixed contribution amount for each participant or dependent. The plan participants share the total cost for all benefits provided above the fixed Company contribution and participants' contributions are adjusted as required to cover benefit payments. The Company has made no commitment to adjust the amount of its contributions; therefore, the computed accumulated postretirement benefit obligation amount is not affected by the expected future healthcare cost inflation rate.
         Other postretirement medical plans are contributory but the Company generally absorbs the majority of the costs. In these plans the Company may elect to adjust the amount of its contributions. As a result the computed accumulated postretirement benefit obligation amount is affected by the expected future healthcare cost inflation rate. The future healthcare cost inflation rate assumed in the calculation of the accumulated postretirement benefit obligation for this type of plan at year-end was as follows:

           Health care trend rate (weighted based on participant count) - 9.0% for 1997 and 10.0% for 1996 and 1995, declining to 5.5% in 2002 and level thereafter.

           A one percentage-point increase in the assumed healthcare cost trend rate for each year would increase the net postretirement benefit expense for 1997 by approximately $3.1 million and would increase the accumulated postretirement benefit obligation at year-end by approximately $26.2 million.

           The weighted average discount rates used to calculate the accumulated postretirement benefit obligation were 7.25% to 8% for 1997, 7.75% to 8.0% for 1996 and 7% to 8.25% for 1995.

During 1997, the Company adopted amendments to eliminate certain postretirement medical benefit programs. These amendments resulted in a curtailment gain of $11.2 million, including $8.4 million at Dresser-Rand Company.
         Net periodic postretirement benefit cost is as follows:


Millions of dollars                                                  1997            1996               1995
-------------------------------------------------------------------------------------------------------------------
Service cost-benefits attributed to service during period      $      4.4     $         4.7     $        4.7
Interest cost on accumulated postretirement benefit obligation       29.3              30.9             31.8
Net amortization and deferral                                       (30.1)            (20.4)           (19.5)
-------------------------------------------------------------------------------------------------------------------
     Net period pension cost (benefit)                         $      3.6     $        15.2     $       17.0
-------------------------------------------------------------------------------------------------------------------

         Postretirement medical benefits are funded by the Company when incurred. The Company's postretirement medical plan's funded status reconciled with the amounts included in the Company's consolidated balance sheets at year-end is as follows:


Millions of dollars                                                  1997            1996
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees and related beneficiaries                          $     255.8    $       266.0
   Fully eligible active plan participants                            56.2             56.2
   Other active plan participants not fully eligible                  61.0             72.2
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                        373.0            394.4
Unrecognized prior service cost                                        6.3              7.4
Unrecognized gain                                                     98.7            101.1
Unamortized gains from plan amendments                               155.5            158.8
-----------------------------------------------------------------------------------------------
     Net postretirement liability                              $     633.5    $       661.7
-----------------------------------------------------------------------------------------------

Note 17. Discontinued Operations
         On January 23, 1996, the Company spun-off its property and casualty insurance subsidiary, Highlands Insurance Group, Inc. (HIGI), in a tax-free distribution to holders of Halliburton Company Common Stock. Each common shareholder of the Company received one share of common stock of HIGI for every ten (pre-split) shares of Halliburton Company Common Stock. Approximately 11.4 million common shares of HIGI were issued in conjunction with the spin-off.
         The following summarizes the results of operations of the discontinued operations:


Millions of dollars                                                1995
---------------------------------------------------------------------------
Revenues                                                    $      252.6
---------------------------------------------------------------------------
Loss before income taxes                                    $     (126.3)
Benefit for income taxes                                            67.5
Loss on disposition                                                 (7.6)
Benefit for income taxes                                             0.9
---------------------------------------------------------------------------
  Loss from discontinued operations                         $      (65.5)
---------------------------------------------------------------------------

         In the third quarter of 1995, HIGI conducted an extensive review of its loss and loss adjustment expense reserves to assess HIGI's reserve position. The review process consisted of gathering new information and refining prior estimates and primarily focused on assumed reinsurance and overall environmental and asbestos exposure. As a result of such review, HIGI increased its reserves for loss and loss adjustment expenses and certain legal matters and the Company also recognized the estimated expenses related to the spin-off transaction and additional compensation costs and other regulatory and legal provisions directly associated with discontinuing the insurance services business segment as follows:


                                                             Income (Loss)
                                                                before           Net Income
Millions of dollars                                          Income Taxes          (Loss)
--------------------------------------------------------------------------------------------
Additional claim loss reserves for environmental
   and asbestos exposure and other exposures                $    (117.0)      $     (76.4)
Realization of deferred income tax valuation allowance              -                25.9
Provisions for legal matters                                       (8.0)             (5.2)
Expenses related to the spin-off transaction                       (7.6)             (6.7)
Other insurance services expenses                                  (7.4)             (4.8)
---------------------------------------------------------------------------------------------
   Total charges                                            $    (140.0)      $     (67.2)
---------------------------------------------------------------------------------------------

         In the third quarter of 1995, the review of the insurance policies and reinsurance agreements was based upon an actuarial study and HIGI management's best estimates using facts and trends currently known, taking into consideration the current legislative and legal environment. Developed case law and adequate claim history do not exist for such claims. Estimates of the liability were reviewed and updated continually. Due to the significant uncertainties related to these types of claims, past claim experience may not be representative of future claim experience.
         The Company also realized a valuation allowance for deferred tax assets primarily related to HIGI's insurance claim loss reserves. The Company had provided a valuation allowance for all temporary differences related to HIGI based upon its intent announced in 1992 that it was pursuing the sale of HIGI. A taxable transaction would have made it more likely than not that the related benefit or future deductibility would not be realized. The spin-off transaction was tax-free and allowed HIGI to retain its tax basis and the value of its deferred tax asset.


                                                  HALLIBURTON COMPANY
                                              Supplemental Selected Financial Data(a)
                           Millions of dollars and shares except per share and employee data

                                                                     Years ended December 31
                                                  --------------------------------------------------------------
                                                       1997            1996            1995           1994
----------------------------------------------------------------------------------------------------------------
Operating results
Net revenues
    Energy Services Group                         $    8,504.7    $    6,515.4     $   5,307.7     $  4,977.5
    Engineering and Construction Group                 4,992.8         4,720.7         3,736.5        3,562.3
    Dresser Equipment Group                            2,779.0         2,710.5         2,467.4        2,452.0
-----------------------------------------------------------------------------------------------------------------
        Total revenues                            $   16,276.5    $   13,946.6     $  11,511.6     $ 10,991.8
-----------------------------------------------------------------------------------------------------------------
Operating income (loss)
    Energy Services Group                         $    1,019.4    $      698.0     $     544.5     $    405.8
    Engineering and Construction Group                   219.0           134.0            96.6           71.0
    Dresser Equipment Group                              248.3           229.3           200.7          198.1
    Special charges (b)                                  (16.2)          (85.8)           (8.4)         (24.6)
    General corporate                                    (71.8)          (72.3)          (70.8)         (56.2)
-----------------------------------------------------------------------------------------------------------------
        Total operating income (loss) (b)              1,398.7           903.2           762.6          594.1
Nonoperating income (expense), net (c)                   (85.6)          (72.2)          (32.6)         323.1
-----------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
    before income taxes and minority interest          1,313.1           831.0           730.0          917.2
Provision for income taxes (d)                          (491.4)         (248.4)         (247.0)        (346.9)
Minority interest in net income of
    consolidated subsidiaries                            (49.3)          (24.7)          (20.7)         (33.1)
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations                 $     772.4    $       557.9     $     462.3     $    537.2
-----------------------------------------------------------------------------------------------------------------
Basic income (loss) per common share
   Continuing operations                          $      1.79     $       1.30     $      1.07     $     1.25
   Net income                                            1.79             1.30            0.88           1.26
Diluted income (loss) per share
   Continuing operations                                 1.77             1.29            1.07           1.24
   Net income                                            1.77             1.29            0.88           1.26
Cash dividends per share (e)                             0.50             0.50            0.50           0.50
Return on average shareholders' equity                 19.17%           15.25%          10.43%         15.47%
-----------------------------------------------------------------------------------------------------------------
Financial position
Net working capital                               $    1,982.9    $    1,501.0     $   1,476.7     $  2,196.7
Total assets                                          10,701.8         9,586.8         8,569.4        8,521.0
Property, plant and equipment, net                     2,766.4         2,554.0         2,285.0        2,047.0
Long-term debt (including current maturities)          1,304.3           958.0           666.8        1,119.8
Shareholders' equity                                   4,316.9         3,741.4         3,577.0        3,722.5
Total capitalization                                   5,671.7         4,830.1         4,377.9        4,905.9
Shareholders' equity per share (e)                        9.86            8.78            8.29           8.63
Average common shares outstanding (basic) (e)            431.1           429.2           431.1          430.6
Average common shares outstanding (diluted) (e)          436.1           432.1           432.3          431.5
-----------------------------------------------------------------------------------------------------------------
Other financial data
Cash flows from operating activities              $      833.1    $      864.2     $   1,094.6     $    793.1
Capital expenditures                                     880.1           731.1           591.5          432.1
Long-term borrowings (repayments), net                   285.5           287.4          (482.2)        (120.8)
Depreciation and amortization expense                    564.3           497.7           466.4          487.6
Payroll and employee benefits                          5,478.9         4,674.3         4,188.0        4,222.3
Number of employees (f)                                102,000          93,000          89,800         86,500
-----------------------------------------------------------------------------------------------------------------


                                                  HALLIBURTON COMPANY
                                              Supplemental Selected Financial Data (a)
                           Millions of dollars and shares except per share and employee data

                                                                     Years ended December 31
                                                  --------------------------------------------------------------
                                                      1993              1992            1991          1990
----------------------------------------------------------------------------------------------------------------
Operating results
Net revenues
    Energy Services Group                         $    5,470.5     $    5,038.6     $   5,155.5   $    4,894.5
    Engineering and Construction Group                 3,674.9          4,409.6         4,721.2        4,596.8
    Dresser Equipment Group                            2,281.6          1,660.1         1,760.3        1,622.4
-----------------------------------------------------------------------------------------------------------------
        Total revenues                            $   11,427.0     $   11,108.3     $  11,637.0   $   11,113.7
-----------------------------------------------------------------------------------------------------------------
Operating income (loss)
    Energy Services Group                         $      413.8     $      303.3     $     377.8   $      473.0
    Engineering and Construction Group                    76.0             32.2            47.9           50.9
    Dresser Equipment Group                              208.4            168.5           163.7          155.1
    Special charges (b)                                 (426.9)          (342.9)         (144.7)           -
    General corporate                                    (63.5)           (58.3)          (56.2)         (48.9)
-----------------------------------------------------------------------------------------------------------------
        Total operating income (loss) (b)                207.8            102.8           388.5          630.1
Nonoperating income (expense), net                       (63.5)           (60.7)          (20.5)          11.9
-----------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
    before income taxes and minority interest            144.3             42.1           368.0          642.0
Provision for income taxes                               (95.8)           (78.3)         (182.5)        (269.4)
Minority interest in net income of
    consolidated subsidiaries                            (42.8)            (8.6)          (18.5)         (16.6)
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations                 $        5.7     $      (44.8)    $     167.0   $      356.0
-----------------------------------------------------------------------------------------------------------------
Basic income (loss) per common share
   Continuing operations                          $       0.01      $     (0.11)    $      0.41   $       0.89
   Net income                                            (0.04)           (1.18)           0.45           1.11
Diluted income (loss) per share
   Continuing operations                                  0.01            (0.11)           0.41           0.89
   Net income                                            (0.04)           (1.18)           0.45           1.11
Cash dividends per share (e)                              0.50             0.50            0.50           0.50
Return on average shareholders' equity                  -0.45%          -12.75%           4.15%         10.29%
-----------------------------------------------------------------------------------------------------------------
Financial position
Net working capital                               $    1,562.9     $    1,423.0     $   1,775.1   $    1,905.5
Total assets                                           8,764.2          8,087.2         8,265.5        7,813.0
Property, plant and equipment, net                     2,154.7          2,128.2         1,891.7        1,766.9
Long-term debt (including current maturities)          1,130.9            873.3           928.1          611.7
Shareholders' equity                                   3,295.7          3,276.6         4,314.8        4,426.0
Total capitalization                                   4,748.1          4,179.5         5,266.8        5,063.2
Shareholders' equity per share (e)                        7.70             7.99           10.61          11.03
Average common shares outstanding (basic) (e)            421.9            408.4           405.4          397.8
Average common shares outstanding (diluted) (e)          422.2            408.7           405.7          398.1
-----------------------------------------------------------------------------------------------------------------
Other financial data
Cash flows from operating activities              $      468.0     $      624.9     $     595.2   $      437.7
Capital expenditures                                     463.5            457.5           633.6          494.6
Long-term borrowings (repayments), net                   192.4           (187.4)          459.5           83.1
Depreciation and amortization expense                    671.6            516.1           440.7          375.5
Payroll and employee benefits                          4,428.9          4,590.3         4,660.8        4,415.4
Number of employees (f)                                 90,500           96,400         104,500        109,700
-----------------------------------------------------------------------------------------------------------------

                                       45


 (a) Information presented has been restated for the Merger. Beginning in 1998, Dresser's year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis.

 (b)  Operating income (loss) includes the following special charges:

     - 1997 $16.2 million: acquisition costs ($8.6 million), gain on extension of joint venture ($41.7 million), restructuring of joint ventures ($18.0 million), write-downs on impaired assets and early retirement incentives ($21.6 million), losses from the sale of assets ($9.7 million).
     - 1996 $85.8 million: merger costs ($12.4 million), restructuring, merger and severance costs ($62.1 million), write-off of acquired in-process research and development costs ($11.3 million).
     - 1995 $8.4 million: restructuring costs ($4.7 million) and write-off of acquired in-process research and development costs ($3.7 million).
     - 1994 $24.6 million: merger costs ($27.3 million), restructuring costs ($6.2 million), litigation ($9.5 million), and litigation and insurance recoveries ($18.4 million).
     - 1993 $426.9 million: loss on sale of business ($321.8 million), merger costs ($31.0 million), restructuring ($13.2 million), litigation ($65.0 million), gain on curtailment of medical plan ($4.1 million).
     - 1992 $342.9 million: merger costs ($272.9 million), restructuring and severance ($70.0 million).
     - 1991 $144.7 million: restructuring ($123.4 million), loss of sale of business ($21.3 million).

(c) Nonoperating income in 1994 includes a gain of $275.7 million from the sale of an interest in Western Atlas International, Inc. and a gain of $102.0 million from the sale of the Company's natural gas compression business.

(d) Provision  for  income  taxes  in  1996  includes  tax  benefits   of  $43.7
million due to the recognition of net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service.

 (e) Weighted average shares, cash dividends paid per share and shareholders' equity per share have been restated to reflect the two-for-one common stock split declared on June 9, 1997, and effected in the form of a stock dividend and paid on July 21, 1997.

(f)  Does not include employees of 50% or less owned affiliated companies.



                                                  HALLIBURTON COMPANY
                                      Supplemental Quarterly Data and Market Price Information
                                                      (Unaudited)
                                      (Millions of dollars except per share data)

                                                                          Quarter
                                                    -----------------------------------------------------
                                                        First      Second           Third      Fourth           Year
-------------------------------------------------------------------------------------------------------------------------
1997 (1)
Revenues                                          $  3,602.0    $   4,002.4   $   4,177.0   $  4,495.1    $   16,276.5
Operating income                                       242.5          321.6         372.2        462.4         1,398.7
Net income                                             135.1          176.7         202.6        258.0           772.4
Earnings per share: (2), (3)
   Basic net income per share                           0.32           0.41          0.47         0.59            1.79
   Diluted net income per share                         0.31           0.41          0.47         0.58            1.77
Cash dividends paid per share (3), (4)                 0.125          0.125         0.125        0.125            0.50
Common stock prices (3), (4), (5)
    High                                               36.69          41.00         52.88        62.69           62.69
    Low                                                30.00          32.06         42.00        47.25           30.00
-------------------------------------------------------------------------------------------------------------------------
1996 (1)
Revenues                                          $  3,167.6    $   3,460.4   $   3,497.9   $  3,820.7    $   13,946.6
Operating income                                       154.8          222.6         182.2        343.6           903.2
Net income                                              92.1          129.0         143.8        193.0           557.9
Earnings per share: (2), (3)
   Basic net income per share                           0.21           0.30          0.34         0.45            1.30
   Diluted net income per share                         0.21           0.30          0.33         0.45            1.29
Cash dividends paid per share (3), (4)                 0.125          0.125         0.125        0.125            0.50
Common stock prices (3), (4), (5)
    High                                               29.19          29.38         28.63        31.44           31.44
    Low                                                22.88          25.00         25.38        25.94           22.88
-------------------------------------------------------------------------------------------------------------------------


 (1) Amounts for revenues, operating income, net income, and earnings per share have been restated to reflect the merger with Dresser accounted for using the pooling of interests method of accounting for business combinations.

 (2) Presented in accordance with Statement of Financial Accounting Standards No. 128.

 (3) Amounts presented reflect the two-for-one common stock split declared on June 9, 1997, and effected in the form of a stock dividend and paid on July 21, 1997.

 (4) Represents Halliburton Company amounts prior to the merger with Dresser.

 (5) New York Stock Exchange - composite transactions high and low closing stock price.



                                                  HALLIBURTON COMPANY
                               Supplemental Condensed Consolidated Statements of Income
                                                      (Unaudited)
                                      (Millions of dollars except per share data)

                                                                       Three Months                        Six Months
                                                                      Ended June 30                      Ended June 30
                                                              -------------------------------    -------------------------------
                                                                  1998             1997              1998             1997
--------------------------------------------------------------------------------------------------------------------------------
Revenues:
Services                                                      $     3,256.1    $     2,799.4     $     6,265.9     $   5,286.5
Sales                                                               1,269.2          1,154.7           2,461.3         2,238.3
Equity in earnings of unconsolidated affiliates                        59.9             48.3             112.8            79.6
--------------------------------------------------------------------------------------------------------------------------------
     Total revenues                                           $     4,585.2    $     4,002.4     $     8,840.0     $   7,604.4
--------------------------------------------------------------------------------------------------------------------------------
Operating costs and expenses:
Cost of services                                              $     2,869.9    $     2,470.5     $     5,598.6     $   4,662.2
Cost of sales                                                       1,114.0          1,050.9           2,118.8         2,069.8
General and administrative                                            165.2            159.4             325.4           308.3
--------------------------------------------------------------------------------------------------------------------------------
    Total operating costs and expenses                              4,149.1          3,680.8           8,042.8         7,040.3
--------------------------------------------------------------------------------------------------------------------------------
Operating income                                                      436.1            321.6             797.2            564.1
Interest expense                                                      (31.7)           (26.7)            (61.3)          (50.1)
Interest income                                                         7.2              4.1              14.2            10.8
Foreign currency losses                                                (1.6)            (1.0)             (1.8)           (2.2)
Other nonoperating income (expense) net                                (0.4)            (0.1)             (0.6)            0.6
--------------------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest                             409.6            297.9             747.7           523.2
Provision for income taxes                                           (153.4)          (111.9)           (280.7)         (195.0)
Minority interest in net income of subsidiaries                       (13.0)            (9.3)            (20.4)          (16.4)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                    $       243.2    $       176.7     $       446.6     $     311.8
--------------------------------------------------------------------------------------------------------------------------------

Income per share:
  Basic                                                       $       0.55     $       0.41      $       1.02      $      0.73
  Diluted                                                     $       0.55     $       0.41      $       1.01      $      0.72

Cash dividends per share    *                                 $      0.125     $      0.125      $       0.25      $      0.25

Weighted average common shares outstanding:
     Basic                                                            438.4            429.3             438.3           428.9
     Diluted                                                          443.0            432.7             442.7           432.4


*  Amounts represent Halliburton Company prior to the merger with Dresser.

See notes to supplemental quarterly financial statements.


                                                  HALLIBURTON COMPANY
                                  Supplemental Condensed Consolidated Balance Sheets
                                                      (Unaudited)
                                (Millions of dollars and shares except per share data)
                                                                                        June 30           December 31
                                                                                        -------           -----------
                                                                                          1998                1997
-------------------------------------------------------------------------------------------------------------------------
                                        Assets
Current assets:
Cash and equivalents                                                                $        281.4       $        384.1
Receivables:
  Notes and accounts receivable                                                            3,203.8              2,980.4
  Unbilled work on uncompleted contracts                                                     514.6                407.2
-------------------------------------------------------------------------------------------------------------------------
    Total receivables                                                                      3,718.4              3,387.6
Inventories                                                                                1,456.2              1,299.2
Deferred income taxes, current                                                               225.3                202.6
Other current assets                                                                         177.4                169.7
-------------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                    5,858.7              5,443.2
Property, plant and equipment:
   Less accumulated depreciation of $4,012.1 and $3,879.6                                  2,940.1              2,766.4
Equity in and advances to related companies                                                  731.2                659.0
Excess of cost over net assets acquired                                                    1,140.1              1,126.8
Deferred income taxes, noncurrent                                                            259.5                273.0
Other assets                                                                                 441.1                433.4
-------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                     $     11,370.7       $     10,701.8
-------------------------------------------------------------------------------------------------------------------------

                        Liabilities and Shareholders' Equity
Current liabilities:
   Short-term notes payable                                                         $        515.9       $         50.5
   Current maturities of long-term debt                                                        8.4                  7.4
   Accounts payable                                                                        1,199.7              1,132.4
   Accrued employee compensation and benefits                                                480.4                516.1
   Advance billings on uncompleted contracts                                                 545.0                638.3
   Accrued warranty cost                                                                      52.1                 56.6
   Income taxes payable                                                                      290.9                335.2
   Deferred revenues                                                                          44.9                 38.4
   Other current liabilities                                                                 720.0                685.4
-------------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                               3,857.3              3,460.3
Long-term debt                                                                             1,284.7              1,296.9
Employee compensation and benefits                                                           993.1              1,013.7
Other liabilities                                                                            458.9                450.6
Minority interest in consolidated subsidiaries                                               162.2                163.4
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities and minority interest                                                  6,756.2              6,384.9
-------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Common shares, par value $2.50 per share -
    authorized 600.0 shares, issued 454.4 and 453.7 shares                                 1,136.0              1,134.3
  Paid-in capital in excess of par value                                                     135.2                123.9
  Accumulated other comprehensive income                                                    (161.9)              (131.1)
  Retained earnings                                                                        3,879.7              3,563.4
-------------------------------------------------------------------------------------------------------------------------
                                                                                           4,989.0              4,690.5
  Less 15.2 and 15.8 shares of treasury stock, at cost                                       374.5                373.6
-------------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                               4,614.5              4,316.9
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                                        $     11,370.7       $     10,701.8
-------------------------------------------------------------------------------------------------------------------------

See notes to supplemental quarterly financial statements.


                                                  HALLIBURTON COMPANY
                             Supplemental Condensed Consolidated Statements of Cash Flows
                                                      (Unaudited)
                                                 (Millions of dollars)
                                                                                                 Six Months
                                                                                                Ended June 30
                                                                                       --------------------------------
                                                                                           1998               1997
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                           $     446.6        $     311.8
    Adjustments to reconcile net income to net cash from operating activities:
        Depreciation and amortization                                                        291.1              274.2
        Benefit for deferred income taxes                                                     (8.3)              (9.5)
        Distributions from (advances to) related companies, net of
           equity in (earnings) or losses                                                   (133.2)             (58.5)
        Other non-cash items                                                                  25.2               15.2
        Other changes, net of non-cash items:
           Receivables                                                                      (365.8)            (233.6)
           Inventories                                                                      (149.1)             (85.7)
           Accounts payable                                                                  178.2             (143.8)
           Other working capital, net                                                       (183.1)             (69.9)
           Other, net                                                                         42.8               24.4
-----------------------------------------------------------------------------------------------------------------------
  Total cash flows from operating activities                                                 144.4               24.6
-----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                                      (469.9)            (373.8)
  Sales of property, plant and equipment                                                      54.4               51.9
  Sales (purchases) of businesses, net of cash (disposed) acquired                           (36.4)            (128.3)
  Other investing activities                                                                  (1.5)             (35.9)
-----------------------------------------------------------------------------------------------------------------------
  Total cash flows from investing activities                                                (453.4)            (486.1)
-----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Borrowings of long-term debt                                                                 1.2              175.6
  Payments on long-term debt                                                                 (12.7)              (1.9)
  Net borrowings of short-term debt                                                          370.4              127.3
  Payments of dividends to shareholders                                                     (132.9)            (123.1)
  Proceeds from exercises of stock options                                                    40.3               48.0
  Payments to reacquire common stock                                                         (17.8)             (19.7)
  Other financing activities                                                                  (4.8)               3.5
-----------------------------------------------------------------------------------------------------------------------
  Total cash flows from financing activities                                                 243.7              209.7
-----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                                        0.4                0.2
-----------------------------------------------------------------------------------------------------------------------
Decrease in cash and equivalents                                                             (64.9)            (251.6)
Cash and equivalents at beginning of year                                                    346.3 *            446.0
-----------------------------------------------------------------------------------------------------------------------
Cash and equivalents at end of period                                                  $     281.4        $     194.4
-----------------------------------------------------------------------------------------------------------------------

Supplemental  disclosure  of cash flow  information:  Cash  payments  during the period for:
  Interest                                                                             $      51.4        $      41.3
  Income taxes                                                                               194.6               55.6
Non-cash investing and financing activities:
  Liabilities assumed in acquisitions of businesses                                    $      33.2        $     286.9
  Liabilities disposed of in dispositions of businesses                                $      13.4        $      90.6


* Cash balance at the beginning of 1998 does not agree to the prior year ending cash balance in order to conform Dresser's fiscal year to Halliburton's calendar year.

See notes to supplemental quarterly financial statements.

                               HALLIBURTON COMPANY
              Notes to Supplemental Quarterly Financial Statements
                                   (Unaudited)

Note 1. Management Representations
         The Company, which now consolidates Dresser (see Note 2), employs accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.
         The accompanying unaudited supplemental condensed consolidated financial statements present information in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and applicable rules of Regulation S-X. Accordingly, they do not include all information or footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's 1997 Supplemental Annual Financial Statements included with this Form 8-K/A.
         In the opinion of the Company, the supplemental condensed consolidated financial statements include all adjustments necessary to present fairly the Company's financial position as of June 30, 1998, and the results of its operations for the three and six months ended June 30, 1998 and 1997 and its cash flows for the six months then ended. The results of operations for the three and six months ended June 30, 1998 and 1997 may not be indicative of results for the full year. Certain prior year amounts have been reclassified to conform with the current year presentation.

Note 2. Acquisitions and Dispositions
         On September 29, 1998, the Merger was completed. See Note 2 to the supplemental annual financial statements. Beginning in 1998, Dresser's year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis. For the two months ended December 31, 1997, Dresser had revenues of $1,110.2 million, operating income of $53.2 million, and net income of $35.8 million. Operating income for the two-month period includes a pretax special charge of $30.2 million ($12.0 million after tax and minority interest) related to Dresser's share of profit improvement initiatives at the Dresser-Rand and Ingersoll-Dresser Pump joint ventures. Results for the two-month period have been included in retained earnings and dividends of $33.2 million paid in December, 1997 have been deducted from retained earnings in the supplemental condensed consolidated balance sheets at June 30, 1998. In addition, for the period between October 31, 1997 and December 31, 1997 the change to Dresser's cumulative translation adjustment account was $14.8 million. There were no material transactions between Halliburton and Dresser prior to the Merger.
         The results of operations for the separate companies and the combined amounts are presented in the consolidated financial statements below:


                                                Three Months                        Six Months
                                               Ended June 30                      Ended June 30
                                      ---------------------------------  ---------------------------------
              Millions of dollars          1998             1997              1998             1997
              --------------------------------------------------------------------------------------------
              Revenues:
                Halliburton           $    2,475.6     $     2,231.1     $    4,830.9     $     4,128.6
                Dresser                    2,109.6           1,771.3          4,009.1           3,475.8
              --------------------------------------------------------------------------------------------
                  Combined            $    4,585.2     $     4,002.4     $    8,840.0     $     7,604.4
              --------------------------------------------------------------------------------------------

              Net income:
                Halliburton           $      136.5     $       101.9     $      254.3     $       184.9
                Dresser                      106.7              74.8            192.3             126.9
              --------------------------------------------------------------------------------------------
                  Combined            $      243.2     $       176.7     $      446.6     $       311.8
              --------------------------------------------------------------------------------------------

         Other Acquisitions and Dispositions. See Note 2 to the supplemental annual financial statements.

Note 3. Business Segment Information
         The Company has three business segments. The Energy Services Group includes pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services and well control. Also included in the Energy Services Group are upstream oil and gas, engineering, construction and maintenance services, integrated exploration and production information systems and professional services to the petroleum industry. The Engineering and Construction Group provides engineering, procurement, construction, project management, and facilities operation and maintenance for hydrocarbon processing and other industrial and governmental customers. The Dresser Equipment Group designs, manufactures and markets highly engineered products and systems for oil and gas producers, transporters, processors, distributors and petroleum users throughout the world.
         The Company's equity in pretax income or losses of related companies is included in revenues and operating income of each applicable segment.
Intersegment revenues included in the revenues of the other business segments are immaterial.

                                                           Three Months                        Six Months
                                                           Ended June 30                      Ended June 30
                                                  ---------------------------------  ---------------------------------
     Millions of dollars                               1998             1997              1998              1997
     -----------------------------------------------------------------------------------------------------------------
     Revenues:
       Energy Services Group                      $  2,380.7       $    2,119.9      $  4,665.5        $  3,859.9
       Engineering and Construction Group            1,437.8            1,219.2         2,785.1           2,453.6
       Dresser Equipment Group                         766.7              663.3         1,389.4           1,290.9
     -----------------------------------------------------------------------------------------------------------------
         Total                                    $  4,585.2       $    4,002.4      $  8,840.0        $  7,604.4
     -----------------------------------------------------------------------------------------------------------------

     Operating income:
       Energy Services Group                      $    304.4       $      232.1      $    587.4        $    418.4
       Engineering and Construction Group               74.3               49.1           133.3              99.4
       Dresser Equipment Group                          76.7               57.7           116.1              81.4
       General corporate                               (19.3)             (17.3)          (39.6)            (35.1)
     -----------------------------------------------------------------------------------------------------------------
         Total                                    $    436.1       $      321.6      $    797.2        $    564.1
     -----------------------------------------------------------------------------------------------------------------

Note 4. Inventories


                                                     June 30         December 31
                                                  --------------  -----------------
              Millions of dollars                      1998             1997
              ---------------------------------------------------------------------
              Finished products and parts          $    721.4      $     670.9
              Raw materials and supplies                270.3            213.7
              Work in process                           634.0            535.8
              Progress payments                        (169.5)          (121.2)
              ---------------------------------------------------------------------
                 Total                             $  1,456.2      $   1,299.2
              ---------------------------------------------------------------------

         The cost of certain U.S. inventories is determined using the last-in, first-out (LIFO) method. If the average cost method had been in use for inventories on the LIFO basis, total inventories would have been about $100.5 million and $100.8 million higher than reported at June 30, 1998 and December 31, 1997, respectively.

Note 5. Related Companies
         See  Note  5  to  the  supplemental   annual   consolidated   financial
statements.

Note 6. Long-Term Debt
         See  Note  6  to  the  supplemental   annual   consolidated   financial
statements.

Note 7.  Dresser Financial Information
         Subject to approval from the Securities and Exchange Commission (the Commission), Dresser will cease filing periodic reports with the Commission. The Company will fully guarantee Dresser's 8% senior notes due 2003 (the Notes). As long as the Notes remain outstanding, summarized financial information of Dresser will be presented in periodic reports filed by the Company.


Dresser Industries, Inc.
Financial Position                                   June 30          Year-end
                                                   ------------    --------------
Millions of dollars                                   1998              1997
---------------------------------------------------------------------------------
Current assets                                     $   2,525.4     $    2,471.6
Noncurrent assets                                      2,659.3          2,627.2
---------------------------------------------------------------------------------
   Total                                               5,184.7          5,098.8
---------------------------------------------------------------------------------

Current liabilities                                $   1,712.0     $    1,687.4
Noncurrent liabilities                                 1,654.3          1,679.2
Shareholders' equity                                   1,818.4          1,732.2
---------------------------------------------------------------------------------
   Total                                           $   5,184.7     $    5,098.8
---------------------------------------------------------------------------------


Dresser Industries, Inc.
Operating Results                                         Second Quarter                   First Six Months
                                                   ------------------------------   -------------------------------
Millions of dollars                                   1998             1997             1998             1997
-------------------------------------------------------------------------------------------------------------------
Revenues                                           $  2,109.6      $  1,771.3       $  4,009.1       $   3,475.8
-------------------------------------------------------------------------------------------------------------------
Operating income                                   $    197.7      $     139.6      $    354.8       $     243.4
-------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest          $    180.9      $     123.9      $    320.6       $     210.7
Income taxes                                            (65.1)           (43.4)         (115.4)            (73.8)
Minority interest                                        (9.1)            (5.7)          (12.9)            (10.0)
-------------------------------------------------------------------------------------------------------------------
Net income                                         $    106.7      $     74.8       $    192.3       $     126.9
-------------------------------------------------------------------------------------------------------------------

Note 8. Commitments and Contingencies
         Asbestosis Litigation. The Company has approximately 63,000 pending claims with approximately 26,000 new claims filed and approximately 29,000 claims resolved during the current year. Certain settlements previously reported, covering approximately 14,900 claims, are carried as pending until releases are signed. The settlements reached during the year are consistent with the Company's historical experience and management continues to believe that provisions recorded are adequate to cover the estimated loss from asbestosis litigation.
         Environmental. The Company is involved as a potentially responsible party (PRP) in remedial activities to clean up various "Superfund" sites under applicable Federal law which imposes joint and several liability, if the harm is indivisible, on certain persons without regard to fault, the legality of the original disposal, or ownership of the site. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, management of the Company believes that any liability of the Company with respect to all but one of such sites will not have a material adverse effect on the results of operations of the Company. With respect to a site in Jasper County, Missouri (Jasper County Superfund Site), sufficient information has not been developed to permit management to make such a determination and management believes the process of determining the nature and extent of remediation at this site and the total costs thereof will be lengthy. Brown & Root, Inc. (Brown &
Root), a subsidiary of the Company, has been named as a PRP with respect to the Jasper County Superfund Site by the Environmental Protection Agency (EPA). The Jasper County Superfund Site includes areas of mining activity that occurred from the 1800s through the mid 1950s in the southwestern portion of Missouri. The site contains lead and zinc mine tailings produced from mining activity. Brown & Root is one of nine participating PRPs which have agreed to perform a Remedial Investigation/Feasibility Study (RI/FS), which, due to various delays, is not expected to be completed until sometime in 1999. Although the entire Jasper County Superfund Site comprises 237 square miles as listed on the National Priorities List, in the RI/FS scope of work, the EPA has only identified seven areas, or subsites, within this area that need to be studied and then possibly remediated by the PRPs. Additionally, the Administrative Order on Consent for the RI/FS only requires Brown & Root to perform RI/FS work at one of the subsites within the site, the Neck/Alba subsite, which only comprises
3.95 square miles. Brown & Root's share of the cost of such a study is not expected to be material. In addition to the superfund issues, the State of Missouri has indicated that it may pursue natural resource damage claims against the PRPs. At the present time Brown & Root cannot determine the extent of its liability, if any, for remediation costs or natural resource damages on any reasonably practicable basis.
         Merger Litigation. In connection with the Merger Dresser and its directors have been named as defendants in three lawsuits filed in late February and early March in the Delaware Court of Chancery. The lawsuits each purport to be a class action filed on behalf of Dresser's stockholders and allege that the consideration to be paid to Dresser's stockholders in the Merger is inadequate and does not reflect the true value of Dresser. The complaints also each allege that the directors of Dresser have breached their fiduciary duties in approving the Merger. One of the actions further alleges self-dealing on the part of the individual defendants and assert that the directors are obliged to conduct an auction to assure that stockholders receive the maximum realizable value for their shares. All three actions seek preliminary and permanent injunctive relief as well as damages. On June 10, 1998 the court issued an order consolidating the three lawsuits which requires the plaintiffs to file an amended consolidated complaint "as soon as practicable." To date, plaintiffs have not filed an amended complaint. The Company believes that the lawsuits are without merit and intends to defend the lawsuits vigorously.
         Other. The Company and its subsidiaries are parties to various other legal proceedings. Although the ultimate dispositions of such proceedings are not presently determinable, in the opinion of the Company any liability that may ensue will not be material in relation to the consolidated financial position and results of operations of the Company.

Note 9. Income Per Share
         Basic income per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. Options to purchase 1.1 million shares of common stock which were outstanding during the six months ended June 30, 1998 were not included in the computation of diluted net income per share because the option exercise price was greater than the average market price of the common shares.

Note 10. Comprehensive Income

                                                         Three Months                      Six Months
                                                         Ended June 30                    Ended June 30
                                                  ----------------------------    ------------------------------
              Millions of dollars                    1998           1997             1998              1997
              --------------------------------------------------------------------------------------------------
                Net income                        $    243.2    $     176.7       $    446.6       $    311.8
                Cumulative translation
                   Adjustment, net of tax               (7.0)         (14.2)           (16.0)           (26.4)
              --------------------------------------------------------------------------------------------------
              Total comprehensive income          $    236.2    $     162.5       $    430.6       $    285.4
              --------------------------------------------------------------------------------------------------

         The cumulative translation adjustment of certain foreign entities and minimum pension liability are the only such direct adjustments recorded by the Company. Adjustments to the minimum pension liability are typically made once a year in the fourth quarter.
         Accumulated other comprehensive income at June 30, 1998 and December 31, 1997 consisted of the following:


                                                               June 30         December 31
                                                             -------------  ------------------
           Millions of dollars                                   1998             1997
           -----------------------------------------------------------------------------------
           Cumulative translation adjustment                 $   (158.0)    $      (127.2)
           Minimum pension liability                               (3.9)             (3.9)
           -----------------------------------------------------------------------------------
           Total accumulated other comprehensive income      $   (161.9)    $      (131.1)
           -----------------------------------------------------------------------------------